UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Tower Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TOWER GROUP, INC.
120 Broadway, 31st Floor
New York, New York 10271

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Holders of Our Common Stock:

The Annual Meeting of Stockholders of Tower Group, Inc. (the “Company”) will be held on Thursday, May 14, 2009 at 10:00 A.M. at the Millenium Hilton Hotel, 55 Church Street, New York, NY 10007 for the following purposes:

(1)	To elect two Directors;

(2)	To ratify the appointment of Johnson Lambert & Co. LLP as the Company’s independent registered public accounting firm for the year 2009; and

(3)	To consider such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 18, 2009 are entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

Elliot S. Orol
Senior Vice President, General Counsel
and Secretary

March 20, 2009

TOWER GROUP, INC.
120 Broadway, 31st Floor
New York, New York 10271

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Tower Group, Inc. (the “Company”), for use at the Annual Meeting of Stockholders to be held at the Millenium Hilton Hotel, 55 Church Street, New York, NY 10007 on Thursday, May 14, 2009 at 10:00 A.M. This Proxy Statement, the foregoing Notice and the enclosed Proxy are being sent to stockholders of the Company on or about March 30, 2009.

Any proxy may be revoked at any time before it is voted by written notice mailed or delivered to the Secretary of the Company, by delivering a proxy bearing a later date or by attending the meeting and voting in person. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted in accordance with the recommendation of the Board of Directors on each proposal.

The proxy materials are available over the Internet at the web site address shown on your proxy card. Internet voting is available 24 hours a day. If you have access to the Internet, we encourage you to vote this way. If you vote over the Internet, please do not return your proxy card. Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save the Company the cost of producing and mailing the documents by following the instructions provided if you vote over the Internet. Should you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail next year with voting instructions and the Internet address of those materials.

The Board of Directors knows of no other matters that are likely to be brought before the meeting other than those specified in the notice thereof. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted “FOR” the two nominees for the Board of Directors, and “FOR” the ratification of the appointment by the Audit Committee of the Board of Directors of Johnson Lambert & Co. LLP as the Company’s independent registered public accounting firm for the year 2009. Directors will be elected by a plurality of the votes cast. Ratification of the appointment of the Company’s independent registered public accounting firm requires the affirmative vote of the majority of the shares present (whether in person or by proxy) that are entitled to vote.

Stockholders of record at the close of business on March 18, 2009 are entitled to vote at the meeting. On March 18, 2009, the Company had outstanding 40,366,926 shares of common stock, $.01 par value per share. Each outstanding share of common stock is entitled to one vote and there is no cumulative voting. As to each proposal, the presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast on the particular matter shall constitute a quorum for the purpose of considering that matter. Abstentions and broker non-votes will be counted only for the purpose of determining whether a quorum is present. A copy of the Company’s Annual Report for the year ended December 31, 2008 is being mailed simultaneously herewith and is electronically available to stockholders on the Internet by logging on to www.proxyvote.com and following the instructions provided.

Cost of Solicitation

The Company is soliciting proxies on its own behalf and will bear the expenses of printing and mailing this proxy statement. The Company will also request persons, firms and corporations holding shares in their own names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

1.	ELECTION OF DIRECTORS

The Board of Directors has nominated the two persons named below to hold office until their successors have been duly elected and qualified. The Company believes that each nominee named below will be able to serve. However, should any such nominee not be able to serve as a Director, the persons named in the proxies have advised the Company that they will vote for the election of such substitute nominee as the Board of Directors may propose.

Nominees for Director

Directors hold office in accordance with the by-laws of the Company, which provide for Class I, II and III Directors. The Directors in each class serve three-year terms, with the expiration of terms staggered according to class. Officers are elected by and serve at the discretion of the Board of Directors. The following Directors have terms that expire at the 2009 Annual Meeting of Stockholders and have been nominated to stand for election as Class II Directors with terms expiring in 2012:

Name	Age	Position

Jan R. Van Gorder	61	Director
Austin P. Young, III	68	Director

The names of the nominees, their principal occupation, length of service as Directors of the Company and certain other biographical information are set forth below:

Jan R. Van Gorder
Director
Mr. Van Gorder became a Director in February 2009, upon the completion of the merger of CastlePoint Holdings, Ltd. into the Company. Prior to joining the Company’s Board of Directors, he served as a member of CastlePoint’s Board of Directors from March 2007 until February 2009. Mr. Van Gorder was employed by Erie Insurance Group from November 1981 through December 2006. He held a variety of positions at that company, including Acting Chief Executive Officer from January 2002 to May 2002 and his most recent position as Senior Executive Vice-President, Secretary and General Counsel from December 1990 through December 2006. He served as a consultant and acting Secretary and General Counsel at Erie Insurance Group during the period January 1, 2007 through May 12, 2007. Mr. Van Gorder served as a member of the board of directors of Erie Indemnity Company, Erie, Pennsylvania, from 1990 to 2004. Mr. Van Gorder has also served as a Director and Chairman of the Insurance Federation of Pennsylvania. Mr. Van Gorder received a B.A in International Relations from the University of Pennsylvania in 1970 and a J.D. from Temple University School of Law in 1975.

Austin P. Young, III, C.P.A.
Director
Mr. Young, a Director since 2004, currently serves as a Director and the Chairman of the Audit Committee of Administaff, Inc. and Amerisafe, Inc. Previously, he served as Senior Vice President, Chief Financial Officer and Treasurer of CellStar Corporation from 1999 to December 2001, when he retired.

Before joining CellStar Corporation, he served as Executive Vice President — Finance and Administration of Metamor Worldwide, Inc. from 1996 to 1999. Mr. Young also held the position of Senior Vice President and Chief Financial Officer of American General Corporation for over eight years. He was a partner in the Houston and New York offices of KPMG Peat Marwick where his career spanned 22 years before joining American General Corporation. He holds an accounting degree from the University of Texas and is also a member of the Houston and State Chapters of the Texas Society of Certified Public Accountants, the American Institute of Certified Public Accountants and Financial Executives International.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors applies the standards of the NASDAQ Stock Market (“NASDAQ”) in determining whether a Director is “independent.” The NASDAQ rules generally provide that no Director or nominee for Director qualifies as “independent” unless the Board of Directors affirmatively determines that such person has no relationship with the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. Specifically, the following persons may not be considered independent: (i) a Director or nominee for Director who is, or at any time during the past three years was, employed by the Company or by any subsidiary of the Company; (ii) a Director or nominee for Director who accepts, or has a family member who accepts, any payments from the Company or any subsidiary of the Company in excess of $120,000 during any period of twelve consecutive months within any of the past three fiscal years preceding the determination of independence other than (1) compensation for Board or Board Committee service, (2) compensation paid to a family member who is a non-executive employee of the Company or a subsidiary of the Company or (3) benefits under a tax-qualified retirement plan, or non-discretionary compensation; (iii) a Director or nominee for Director who has a family member who is, or at any time during the past three years was, employed by the Company or any subsidiary of the Company as an executive officer; (iv) a Director or nominee for Director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceeded 5% of the recipient’s consolidated gross revenues for that year or $200,000, whichever is more, other than (1) payments arising solely from investments in the Company’s securities or (2) payments under non-discretionary charitable contribution matching programs; (v) a Director or nominee for Director who is, or has a family member who is, employed as an executive officer of another entity at any time during the past three years where any of the executive officers of the Company serves on the compensation committee of such other entity; and (vi) a Director or nominee for Director who is, or has a family member who is, a current partner of the Company’s independent registered public accounting firm, or was a partner or employee of the Company’s independent registered public accounting firm, who worked on the Company’s audit at any time during the past three years.

The Board of Directors, in applying the above-referenced standards, has affirmatively determined that each of the following individuals is an “independent” Director of the Company: Charles A. Bryan, William W. Fox, Jr., William A. Robbie, Steven W. Schuster, Robert S. Smith, Jan R. Van Gorder and Austin P. Young, III. As part of the Board’s process in making such determination, each such Director provided confirmation that (a) all of the above-cited objective criteria for independence are satisfied and (b) each such Director has no other relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.

In 2006, the Board of Directors approved a policy providing that independent directors shall not accept directly or indirectly any consulting, legal, advisory, or other compensatory fee from the Company or any of its subsidiaries, other than fees paid to such director in his or her capacity as a member of the Board and its Committees.

In October 2008, the Board of Directors approved a policy providing that any director who changes his or her principal employment submit a letter of resignation to the Board, which shall determine in its discretion whether or not to accept such resignation.

In February 2009, the Board of Directors approved director stock ownership guidelines requiring each of the Company’s independent directors to own, within five years from the later of April 1, 2009 or the date on which such director joins the Board, common stock of the Company having a minimum market value equal to three times the base annual cash retainer paid to the directors.

Independent Directors

The Company’s Board of Directors has determined that seven of its nine members, constituting more than a majority, meet NASDAQ’s standards for independence. See “Director Independence” above. The Company’s independent Directors will meet in executive session at least twice during 2009.

Audit Committee

The Company’s Board of Directors has determined that all members of the Audit Committee meet the standards of independence required of Audit Committee members by applicable NASDAQ and United States Securities and Exchange Commission (the “SEC” or the “Commission”) rules and regulations. See “Director Independence” above.

The Board of Directors has determined that: (i) none of the members of the Audit Committee has participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; (ii) all of the members of the Audit Committee are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement; and (iii) Mr. Austin P. Young, III, who previously served as an audit partner in the Houston and New York offices of KPMG Peat Marwick until 1986, is an Audit Committee financial expert. In making this last determination, the Board of Directors made a qualitative assessment of Mr. Young’s level of knowledge and experience based on a number of factors, including his formal education, past employment experience in accounting and professional certification in accounting.

The Audit Committee operates under a formal written charter adopted by the Board of Directors that governs its duties and conduct. The charter is reviewed annually for appropriate revisions. Copies of the charter can also be obtained free of charge on the Company’s web site, www.twrgrp.com, or by contacting the Company’s Secretary at the address appearing on the first page of this proxy statement.

Johnson Lambert & Co. LLP, the Company’s independent registered public accounting firm, reports directly to the Audit Committee. The Audit Committee meets with management and the Company’s independent registered public accounting firm before the filing of officers’ certifications with the SEC to receive information concerning, among other things, any significant deficiencies in the design or operation of internal control over financial reporting. The Audit Committee has also established procedures to enable confidential and anonymous reporting to the Audit Committee of concerns regarding accounting or auditing matters. The Company conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by the Audit Committee.

Compensation Committee

All members of the Compensation Committee have been determined to meet NASDAQ’s standards for independence. See “Director Independence” above. Further, each member is a “non-employee Director,” as defined under Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended, and an “outside Director” as defined in Treasury Regulations Section 1.162-27, promulgated under the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee operates under a formal written charter adopted by the Board of Directors that governs its duties and conduct. The charter is reviewed annually for appropriate revisions. Copies of the charter can also be obtained free of charge on the Company’s web site, www.twrgrp.com, or by contacting the Company’s Secretary at the address appearing on the first page of this proxy statement.

Corporate Governance and Nominating Committee

All members of the Corporate Governance and Nominating Committee have been determined to meet NASDAQ’s standards for independence. See “Director Independence” above. The Corporate Governance and Nominating Committee operates under a formal written charter that governs its duties and standards of performance. The charter is reviewed annually for appropriate revisions. Copies of the charter can also be obtained free of charge on the Company’s web site, www.twrgrp.com, or by contacting the Company’s Secretary at the address appearing on the first page of this proxy statement.

As part of its duties, the Corporate Governance and Nominating Committee develops and recommends to the Board of Directors corporate governance principles. The Corporate Governance and Nominating Committee also identifies and recommends individuals for Board of Directors membership. To be considered for membership on the Board of Directors, a candidate should meet the following criteria, at a minimum: a solid education, extensive business, professional or academic experience, and the requisite reputation, character, skills and judgment, which, in the Corporate Governance and Nominating Committee’s view, have prepared him or her for dealing with the multifaceted financial, business and other issues that confront a Board of Directors of a corporation with the size, complexity, reputation and success of the Company.

In connection with each of the Company’s annual meetings of stockholders, the Corporate Governance and Nominating Committee will consider candidates for Director recommended by any stockholder who (a) has been a continuous record owner of at least 2% of the Company’s common stock for at least one year prior to submission and (b) provides a written statement that the holder intends to continue ownership of the shares through the stockholders meeting. Such recommendations must be made by written notice addressed to the Secretary of the Company no more than 120 days and no less than 90 days prior to the anniversary of the date the Company first mailed its proxy materials for the previous year’s annual meeting of stockholders. Consequently, any such recommendation for consideration by the Corporate Governance and Nominating Committee with respect to the Company’s 2010 annual meeting of stockholders must be made no earlier than December 1, 2009 and no later than December 31, 2009.

Pursuant to the above procedures, once the Corporate Governance and Nominating Committee has identified prospective nominees, background information will be solicited on the candidates, following which they will be investigated, interviewed and evaluated by the Corporate Governance and Nominating Committee, which will then report to the Board of Directors. No distinctions will be made as between internally-recommended candidates and those recommended by stockholders.

All the Director nominees named in this proxy statement met the Board of Directors’ criteria for membership and were recommended by the Corporate Governance and Nominating Committee for election by stockholders at this Annual Meeting.

All nominees for election at this Annual Meeting are current members of the Board standing for re-election.

Investment Committee

The Investment Committee of the Board was established by the Board in February 2009. The Investment Committee monitors the performance of the Company’s investment portfolio and evaluates the Company’s individual investment portfolio managers on a regular basis. Prior to the establishment of the Investment Committee, these responsibilities were performed by the Board. The Investment Committee will operate under a formal written charter to be adopted by the Board of Directors that governs its duties and conduct. The charter will be reviewed annually for appropriate revisions. Copies of the charter will be available free of charge on the Company’s web site, www.twrgrp.com, or by contacting the Company’s Secretary at the address appearing on the first page of this proxy statement.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that includes provisions ranging from restrictions on gifts to conflicts of interest, portions of which Code are intended to meet the definition of a “code of ethics” under applicable SEC rules. The Code of Business Conduct and Ethics is applicable to all Directors, officers and employees, including the principal executive officer, principal financial officer and persons performing similar functions. Copies of the Code of Business Conduct and Ethics can be obtained free of charge from the Company’s web site, www.twrgrp.com, or by contacting the Company’s Secretary at the address appearing on the first page of this proxy statement.

Communications with the Board of Directors

A stockholder, who wishes to communicate with the Board of Directors, or specific individual Directors, may do so by directing a written request addressed to such Directors or Director at the address appearing on the first page of this proxy statement. All communications directed to members of the Board of Directors will be relayed to the intended Director(s).

Additional Information Regarding the Board

Meetings. During 2008, the Board of Directors met ten times. The Board’s standing independent committees consist of the Audit, Compensation, and Corporate Governance and Nominating Committees, as well as the Investment Committee, which was established in 2009. In 2008, each Director attended at least 75% of the total number of meetings of the Board of Directors and any committees on which such Director served. All Directors were present at the annual meeting of stockholders.

Board Committees. The Audit Committee met 13 times in 2008. During 2008, the Audit Committee consisted of Messrs. Young (Chair), Bryan, Fox and Schuster. As of February 2009, following the merger of CastlePoint Holdings, Ltd. into the Company, the Audit Committee consists of Messrs. Young (Chair), Bryan, Fox and Robbie. Among other duties, the Audit Committee selects the Company’s independent registered public accounting firm; reviews and recommends action by the Board of Directors regarding the Company’s quarterly and annual reports filed with the SEC; discusses the Company’s audited financial statements with management and the independent registered public accounting firm; and reviews the scope and results of the independent audit and any internal audit.

The Compensation Committee met 11 times in 2008. During 2008, the Compensation Committee consisted of Messrs. Bryan (Chair), Fox, Schuster and Young. As of February 2009, following the merger of CastlePoint Holdings, Ltd. into the Company, the Compensation Committee consists of Messrs. Bryan (Chair), Schuster, Smith and Van Gorder. Among other duties, the Compensation Committee evaluates the performance of the Company’s principal officers, recommends to the Board of Directors the selection and compensation of principal officers and administers the Company’s various compensation plans.

The Corporate Governance and Nominating Committee met four times in 2008. During 2008, the Corporate Governance and Nominating Committee consisted of Messrs. Schuster (Chair), Bryan, Fox and Young. As of February 2009, following the merger of CastlePoint Holdings, Ltd. into the Company, the Corporate Governance and Nominating Committee consists of Messrs. Schuster (Chair), Bryan, Fox and Van Gorder. Among other duties, the Corporate Governance and Nominating Committee is responsible for recommending to the Board of Directors candidates for nomination to the Board.

The Investment Committee, which was established in February 2009, consists of Messrs. Smith (Chair), Robbie, Schuster and Young.

While the Company has not adopted a formal policy with regard to attendance by members of the Board of Directors at annual stockholder meetings, it encourages all Directors to attend the Annual Meeting.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has ever been an officer or employee of the Company or of any of its subsidiaries or affiliates. None of the Company’s executive officers served as a director or member of the compensation committee (or other board committee performing similar functions) of any entity of which a member of the Company’s Compensation Committee was an executive officer, nor did any of the Company’s executive officers serve as a member of the compensation committee (or other board committee performing similar functions or, in the absence of such a committee, the entire board of directors) of any entity for which any of the Company’s Directors served as an executive officer.

The Board and Board Committees

The following table shows each of the four current standing committees established by the Board and the members and chairman of each committee:

Corporate
Governance and
		Compensation	Nominating	Investment
Name	Audit Committee	Committee	Committee	Committee
Charles A. Bryan*	X	CHAIR	X
Francis M. Colalucci
William W. Fox, Jr.*	X		X
Michael H. Lee
William A. Robbie*	X			X
Steven W. Schuster*		X	CHAIR	X
Robert S. Smith*		X		CHAIR
Jan R. Van Gorder*		X	X
Austin P. Young, III*	CHAIR			X
Number of meetings in 2008	13	11	4	—

* Independent Director

Transactions with Related Persons

Michael Lee, the Company’s Chairman of the Board, President and Chief Executive Officer, was also the Chairman and Chief Executive Officer of CastlePoint Holdings, Ltd. (“CastlePoint”), a Bermuda-based insurance and reinsurance holding company that the Company sponsored in 2006, until the merger of CastlePoint into a wholly-owned subsidiary of the Company in February 2009. Mr. Lee owned 644,138 shares of common stock of CastlePoint, representing 1.7% of the outstanding shares of CastlePoint, at the time of the merger. Mr. Lee also had been granted a total of 1,122,498 vested and unvested options to acquire shares of stock of CastlePoint. In 2008, Mr. Lee received a salary from CastlePoint in the amount of $376,250. For 2008, Mr. Lee received $785,000 in a cash bonus and $1,095,000 in restricted shares of CastlePoint.

As part of the sponsorship and capitalization of CastlePoint, the Company invested $15 million and received 2,555,000 common shares of CastlePoint. At the time of CastlePoint’s capitalization in April 2006, the Company also received warrants to purchase additional common shares of CastlePoint. The Company did not exercise these warrants and they expired when the companies were merged in 2009.

The Company had a strategic relationship with CastlePoint, pursuant to which the Company’s subsidiaries entered into a master agreement and a number of reinsurance, service and expense sharing and management agreements with CastlePoint and its subsidiaries. The master agreement is no longer in force and effect as of the merger of CastlePoint into the Company in February 2009. The other agreements were also modified and simplified in connection with the closing of the merger.

Master Agreement with CastlePoint

In 2006, the Company entered into a master agreement with CastlePoint (the “Master Agreement”). The Master Agreement, as amended from time to time, provided in 2008 that, subject to the receipt of any required regulatory approvals, CastlePoint would manage the traditional program business and the specialty program business, and the Company would manage the brokerage business. CastlePoint, as program manager, was required to purchase property and casualty excess of loss reinsurance and property catastrophe excess of loss reinsurance to protect the net exposure of the participants. In purchasing the property catastrophe excess of loss reinsurance, the manager was permitted to retain risk equating to no more than 10% of the combined surplus of the Company and CastlePoint Insurance Company (“CPIC”) (referred to as the pooled catastrophe retention).

The parties to the Master Agreement agreed to exercise good faith, and to cause their respective subsidiaries to exercise good faith, to carry out the intent of the parties in the event the specific agreements contemplated by the Master Agreement needed to be revised to comply with regulatory requirements.

Reinsurance Agreements with CastlePoint

The Company’s insurance subsidiaries during 2008 were parties to three multi-year quota share reinsurance agreements with CastlePoint Reinsurance Company, Ltd. (“CastlePoint Reinsurance”) covering brokerage business, traditional program business and specialty program business.

Under the brokerage business quota share reinsurance agreement, which covers business that the Company has historically written through its retail and wholesale agents, the Company’s insurance subsidiaries generally cede between 25% and 50% of premiums and losses, such ceding percentage being subject to periodic adjustment by the Company. For the fourth quarter of 2008 only, the ceding percentage was reduced to 17.5%. The Company’s insurance subsidiaries ceded $122.7 million of direct premium written and received commissions of $56.9 million under this agreement in 2008. CPIC was a potential reinsurer under the brokerage business quota share reinsurance agreement but it assumed no premiums or losses under that agreement in 2008.

The traditional program business quota share reinsurance agreement covers program business historically written by the Company prior to the formation of CastlePoint in 2006. Under this agreement, the Company’s insurance subsidiaries cede 50% of the Company’s net retention on the traditional program business to CastlePoint Reinsurance and share premium revenue and losses in proportion to the parties’ respective quota share of participation. Ceding commissions, which are intended to approximate expenses, are deemed to be approximately 30% of business ceded. Under the specialty program business and insurance risk-sharing business quota share reinsurance agreement, which covers business not historically written by the Company, the Company’s insurance subsidiaries cede 85% of the Company’s net retention on specialty program business to CastlePoint Reinsurance and receive a provisional ceding commission of 30%, subject to a minimum of 30% and a maximum of 36%. The Company’s insurance subsidiaries ceded $72.0 million of direct premium written and received commissions of $14.3 million under the traditional and specialty program and insurance risk-sharing business quota share reinsurance agreements in 2008.

Under the brokerage business property catastrophe reinsurance program premium and loss reimbursement agreement, CastlePoint agreed to pay 30% of the Company’s property catastrophe reinsurance premiums relating to the brokerage business managed by the Company and 30% of the Company’s net retained property catastrophe losses. CPIC will participate proportionately in catastrophe reinsurance on the underlying brokerage business, and in 2008 CPIC paid $7.3 million in ceded catastrophe reinsurance premiums that pertained to the Company’s brokerage business. CastlePoint Reinsurance also participated as a reinsurer on the Company’s excess of loss reinsurance program.

In addition, the Company and CPIC entered into two aggregate excess of loss reinsurance agreements for the brokerage business with CPIC effective October 1, 2007. The purpose of the two aggregate excess of loss reinsurance agreements was to equalize the loss ratios for the brokerage business written by CPIC and the Company. Under the first agreement, Tower Insurance Company of New York (“TICNY”) reinsured approximately 85% (which percentage would be adjusted to equal Tower’s actual percentage of the total brokerage business written by the Company and CPIC) of CPIC’s brokerage business losses above a loss ratio of 52.5%. Under the second agreement, CPIC reinsured approximately 15% (which percentage would be adjusted to equal CastlePoint’s actual percentage of the total brokerage business written by the Company and CPIC) of the Company’s brokerage business losses above a loss ratio of 52.5%. The Company and CPIC each pay a premium to the other under the agreement and paid $3.0 million to the other under these agreements for 2008. These agreements were modified as of October 1, 2008 to provide that the attachment point, or the loss ratio at which the reinsurance begins, would be 45%.

Management Agreements with CastlePoint

Under the program management agreement, CastlePoint Management Corp. (“CPM”) was appointed by TICNY to perform certain underwriting and claims services, effective January 1, 2007, with respect to the traditional and specialty program business and insurance risk-sharing business, such as soliciting, underwriting, quoting, binding, issuing and servicing of insurance policies. In circumstances where CPM cannot fully perform these functions on its own, CPM would delegate authority to the program underwriting agents or purchase services from the Company under the service and expense sharing agreement. The Company paid $0 in expense reimbursements to CPM in 2008 under this agreement.

Tower Risk Management Corp. (“TRM’) entered into a management agreement with CPIC effective July 1, 2007 to produce and manage brokerage business on behalf of CPIC. Under this agreement, TRM receives a provisional management fee equal to 34.0% of the subject premium of the business produced by TRM. The amount of the fee is adjusted between 31.0% and 36.0% based on the loss ratio of the business produced. During 2008, TRM produced $171.7 million of premium and earned $55.4 million in direct commission revenues from CPIC.

Service and Expense Sharing Agreements with CastlePoint

Under the service and expense sharing agreements, CPM can purchase from TICNY, and TICNY can purchase from CPM, certain insurance company services, such as claims adjustment, policy administration, technology solutions, underwriting, and risk management services, at cost and market these services to program underwriting agents on an unbundled basis. CPM shares with the Company 50% of the profits and losses generated from marketed services. The Company charged CPM $3.6 million for such services in 2008. There were no charges from CPM for services in 2008.

Board of Directors Related Party Policies

In 2006, the Board of Directors passed a resolution stating that independent directors shall not accept directly or indirectly any consulting, legal, advisory, or other compensatory fee from the Company or any of its subsidiaries, other than fees paid to any such director in his or her capacity as a member of the Board and its Committees.

In 2007, the Board of Directors adopted a written policy that calls for the prior review and approval by the Audit Committee of any proposed transaction (or series of transactions) between the Company and any related party, other than transactions involving a total amount less than $50,000. Under the policy, full disclosure of all facts and circumstances relating to the proposed transaction must be made to the Audit Committee, which may only approve transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders. Related parties are defined as executive officers, 5% stockholders, directors, director nominees and any of their immediate family members (as those terms are defined under Item 404 of Regulation S-K).

MANAGEMENT — DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth the names, ages and positions of the Company’s Directors and executive officers.

Name	Age	Position

Michael H. Lee(3)	51	Chairman of the Board, President and Chief Executive Officer
Francis M. Colalucci(1)	64	Senior Vice President, Chief Financial Officer, Treasurer and Director
Charles A. Bryan(1)	62	Director
William W. Fox, Jr.(3)	67	Director
William A. Robbie(3)	57	Director
Steven W. Schuster(3)	54	Director
Robert S. Smith(1)	50	Director
Jan R. Van Gorder(2)	61	Director
Austin P. Young, III(2)	68	Director
Salvatore V. Abano	45	Senior Vice President and Chief Information Officer
Richard M. Barrow	55	Senior Vice President and Chief Accounting Officer
Gary S. Maier	44	Senior Vice President and Chief Underwriting Officer
Elliot S. Orol	53	Senior Vice President, General Counsel and Secretary
Christian K. Pechmann	59	Senior Vice President, Marketing & Distribution
Laurie Ranegar	47	Senior Vice President, Operations
Joel S. Weiner	59	Senior Vice President, Chief Actuary and Strategic Planning

(1)	Denotes Class I Director with term to expire in 2010.

(2)	Denotes Class II Director with term to expire in 2009.

(3)	Denotes Class III Director with term to expire in 2011.

Set forth below is certain biographical information on each of the Company’s Directors and executive officers (other than Messrs. Van Gorder and Young, for whom such information is provided above under “Election of Directors — Nominees for Director”):

Michael H. Lee
Chairman of the Board, President and Chief Executive Officer
Mr. Lee currently serves as Chairman of the Board of Directors, President and Chief Executive Officer and has held these positions at the Company since its formation in 1995 and at its subsidiaries since their formation. Before founding the Company’s first insurance subsidiary, Tower Insurance Company of New York, in 1990, Mr. Lee was an attorney in private practice specializing in advising entrepreneurs on the acquisition, sale and formation of businesses in various industries. Mr. Lee received a B.A. in Economics from Rutgers University in 1980 and a J.D. from Boston College Law School in 1983. He is admitted to practice law in New York and New Jersey. Mr. Lee has worked in the insurance industry for over 19 years with experience in insurance, finance, underwriting, sales and marketing, claims management and administration and law. Mr. Lee also served as Chairman, President and Chief Executive Officer of CastlePoint Holdings, Ltd. from its formation in 2006 until its merger into the Company in February 2009.

Francis M. Colalucci, C.P.A.
Senior Vice President, Chief Financial Officer, Treasurer and Director
Mr. Colalucci joined the Company in February 2002 as Senior Vice President, Chief Financial Officer and Treasurer. He has been a Director of the Company since March 2002. From 1996 until 2001, Mr. Colalucci was employed by the Empire Insurance Company, a property and casualty insurance company, and ultimately served as Executive Vice President, Chief Financial Officer and Treasurer in addition to being a member of that company’s Board of Directors. From 1974 to 1996, Mr. Colalucci was employed by the Continental Insurance Companies in various senior financial positions. From 1966 to 1974, Mr. Colalucci was employed by Deloitte & Touche, CPAs. Mr. Colalucci received a B.B.A. in Accounting from St. John’s University in 1966 and is a New York State licensed Certified Public Accountant and a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and Financial Executives International.

Charles A. Bryan, C.P.A., F.C.A.S.
Director
Mr. Bryan, a Director since 2004, has been the President of CAB Consulting, LLC, an insurance consulting firm that provides general management, merger and acquisition, actuarial and accounting services, since 2001. From 1998 to 2000, Mr. Bryan served as Senior Vice President and Chief Actuary for Nationwide Insurance Group. Mr. Bryan is a Fellow of the Casualty Actuarial Society, a Certified Public Accountant, and a Chartered Property and Casualty Underwriter. Mr. Bryan also serves on the Board of Directors of Safe Auto, Medical Mutual of Ohio and the Ohio Bureau of Workers Compensation. Mr. Bryan received an M.B.A. in General Management from Golden Gate University in 1970, an M.S. in Mathematics from Purdue University in 1969 and a B.S. in Mathematics from John Carroll University in 1968.

William W. Fox, Jr.
Director
Mr. Fox, who became a Director in April 2006, has over 40 years experience in the insurance and reinsurance industry. Mr. Fox was employed by Balis & Co., Inc. and its successor, the Guy Carpenter reinsurance brokerage division of Marsh & McLennan Companies, from 1962 through 1988, and again from 1992 through 1999. Mr. Fox had a number of positions at Balis & Co., Inc., and Guy Carpenter, including President of Balis from 1985 through 1988 and again from 1992 through 1999. Mr. Fox also served as a member of Guy Carpenter’s Executive Committee and Board of Directors, and as a Managing Director of J&H, Marsh & McLennan. Between 1992 and 1999, Mr. Fox was also the Chief Executive Officer of Excess Reinsurance Company. In 1988, Mr. Fox founded PW Reinsurance Management Company (“PW Group”), as a joint venture with Providence Washington Insurance Company (“Providence”) to underwrite reinsurance on behalf of Providence. Mr. Fox was a Senior Vice President of Providence from 1988 to 1989 and was responsible for selecting and overseeing reinsurance intermediaries. In 1989, the Baloise Insurance Group acquired Providence and appointed Mr. Fox President of the PW Group. Mr. Fox has served on several insurance-related boards of directors and is currently the Chairman of the Board of MII Management Group, the Attorney-in-Fact for MutualAid Exchange. Mr. Fox is a member of the CPCU Society and holds a Pennsylvania Property and Casualty Broker’s License.

Steven W. Schuster
Director
Mr. Schuster has served on the Board of Directors of the Company since 1997. Mr. Schuster has been engaged in the practice of corporate law for over 25 years and is co-chair of McLaughlin & Stern LLP’s corporate and securities department, where he has been a partner since 1995. Mr. Schuster received his B.A. from Harvard University in 1976 and his J.D. from New York University in 1980.

William A. Robbie
Director
Mr. Robbie became a Director in February 2009 upon the completion of the merger of CastlePoint Holdings, Ltd. into the Company. Prior to joining Tower’s Board of Directors, he served as a member of CastlePoint’s Board of Directors from January 2006 until February 2009. Since December 2004, he has provided financial advisory services to the insurance industry through his own consulting firm. From November 2002 to November 2004, Mr. Robbie was Chief Financial Officer of Platinum Underwriters Reinsurance Ltd., a property and casualty reinsurance company in Bermuda. From August 2002 to November 2002, Mr. Robbie held the same position at St. Paul Reinsurance, a reinsurance operation of The St. Paul Companies, Inc. From September 1997 to August 2002, Mr. Robbie held various positions at XL Capital Ltd., a Bermuda-based insurance, reinsurance and financial risk company, and its subsidiaries, including Executive Vice President — Global Services, Corporate Treasurer and Chief Financial Officer of XL Re, Ltd. Prior to that, he held a variety of central and senior positions in the insurance industry, including roles as Chief Financial Officer of Prudential AARP Operations, Chief Accounting Officer at Continental Insurance Companies, Treasurer of Monarch Life Insurance Company and various positions at Aetna Life and Casualty Company. From 2005 to January 2008, Mr. Robbie was a director and chairman of the Audit Committee of American Safety Insurance Company. Mr. Robbie is a Certified Public Accountant. Mr. Robbie received his B.A. from St. Michael’s College and his Master of Accounting and M.B.A. from Northeastern University.

Robert S. Smith
Director
Mr. Smith became a Director in February 2009 upon the completion of the merger of CastlePoint Holdings, Ltd. into the Company. Prior to joining Tower’s Board of Directors, Mr. Smith served as a member of CastlePoint’s Board of Directors from January 2006 until February 2009. Mr. Smith is currently a principal of Sherier Capital LLC, a business advisory firm that he founded in 2005, and a Managing Director of National Capital Merchant Banking, LLC, an investment firm that he joined in April 2008. He was previously Chief Operating Officer (from December 1999 to April 2004) and Executive Vice-President (from April 2004 to August 2004) of Friedman, Billings, Ramsey Group, Inc., where he was instrumental, among other things, in growing Friedman, Billings, Ramsey Group, Inc. from a privately-held securities boutique to a nationally recognized investment bank, helping accomplish its 1997 initial public offering and the creation of an affiliated public company, FBR Asset Investment Corporation, and the merger of the two companies in 2003. Before joining Friedman, Billings, Ramsey Group, Inc. as its General Counsel, Mr. Smith was an attorney with the law firm of McGuireWoods LLP from 1986 to 1996. Mr. Smith currently serves on the Board of Asset Capital Corporation. Mr. Smith received his LL.B. and Dip L.P. (graduate Diploma in Legal Practice) from Edinburgh University, and his LL.M. from the University of Virginia.

Salvatore V. Abano
Senior Vice President and Chief Information Officer
Mr. Abano joined the Company in June 2008 as Senior Vice President and Chief Information Officer. From 2006 to 2008, he served as Vice President of Technology, Systems Development and Infrastructure for QBE the Americas. From 2004 to 2006, Mr. Abano was the Chief Technology Officer in the United States Army, under Operation Iraqi Freedom III, for the central region of Iraq. He was awarded the Bronze Star, Combat Action Badge, and other prestigious awards during his military reserves deployment. Mr. Abano is now a retired Lieutenant Colonel from the military reserves with 26 years of service. Prior to his overseas deployment, Mr. Abano held the position of Vice President and CIO for Kemper Insurance Companies Northeast Region from 1999 — 2004, and was Assistant Vice President of Technology and Strategic Software Development for Munich Re America (formerly American Reinsurance Corporation) from 1993-1999. Mr. Abano has held various positions within the insurance and financial services industry, including with American International Group. He currently serves as Secretary for the New Jersey Chapter of the Society for Senior Information Managers, and was elected in 2006 to the Board of Education within his local community. Mr. Abano received an M.B.A. in Business Management and Technology from Regis University in 2003, and is a graduate of Brooklyn College, The City University of New York, where he received a B.S. in Computer and Information Science in 1986.

Richard M. Barrow
Senior Vice President and Chief Accounting Officer
Mr. Barrow joined the Company in February 2009, following the merger of CastlePoint Holdings, Ltd. into the Company. From April 2007 until the merger, he was the Senior Vice President and Chief Accounting Officer of CastlePoint and its subsidiaries. From June 1996 until April 2007, Mr. Barrow was Senior Vice-President, Treasurer and Chief Financial Officer for Gerling America Insurance Company, a U.S.-based subsidiary of the Talanx Group, a German company that writes property, casualty and ocean marine coverage. Mr. Barrow received his B.S. in Accounting from the State University of New York at Albany.

Gary S. Maier
Senior Vice President and Chief Underwriting Officer
Mr. Maier joined the Company in June 2005. Before joining the Company, Mr. Maier served from April 2002 to September 2004 as Senior Vice President and Chief Underwriting Officer of OneBeacon Insurance Group in New York. In his role at OneBeacon Insurance Group, Mr. Maier managed the New York and New Jersey territories. From February 1987 to March 2002, Mr. Maier served in a variety of positions at Chubb Insurance Group, including most recently as Senior Vice President and Chief Underwriting Officer of Commercial Lines for Chubb Insurance Group’s Mid-Atlantic Region in which he managed a $400 million middle-market commercial portfolio in seven states with six field offices and a regional small commercial underwriting center.

Elliot S. Orol
Senior Vice President, General Counsel and Secretary
Mr. Orol joined the Company in December 2008 as Senior Vice President, General Counsel and Secretary. Before joining Tower, Mr. Orol had served until November 2008 at The Navigators Group, Inc. as Chief Compliance Officer from November 2004, Senior Vice President and General Counsel from May 2005, and Secretary from May 2006. Prior to joining Navigators, Mr. Orol was in private legal practice and, from 2002 to 2003, served as Managing Director and General Counsel of Gerling Global Financial Products, Inc. From 1999 through 2001, he was a partner with the law firm of Cozen O’Connor. He served from 1996-1999 as Vice President, General Counsel and Secretary of the GRE Insurance Group, and from 1987-1996 as Vice President of The Continental Insurance Company. Mr. Orol received a B.S. in Mathematics from the State University of New York at Binghamton, a J.D. from the University of Chicago Law School and an M.B.A. from the University of Chicago Graduate School of Business.

Christian K. Pechmann
Senior Vice President, Marketing & Distribution
Mr. Pechmann joined the Company in September 2003. Before that, Mr. Pechmann was employed in various roles at Kemper Insurance Companies for 32 years. His most recent position with that company was as Northeast Region President, responsible for management and profitability of seven operating branch offices. A 1971 graduate of Hartwick College, Mr. Pechmann received a B.A. in English.

Laurie A. Ranegar
Senior Vice President, Operations
Ms. Ranegar joined the Company in October 2003 as Vice President of Operations. She was promoted to Senior Vice President in January 2006. She currently manages underwriting operations, with responsibility for policy issuance service and delivery, billing and collections, premium audit, statistical reporting and process engineering. She has 24 years of insurance industry experience. Her most recent prior experience was with Kemper Insurance where she was Regional Operations Director, responsible for underwriting operations in seven branch offices located throughout the northeast from 2002 until 2003. Before Kemper, Ms. Ranegar held management positions at Highlands Insurance Group, Inc. from 1996 until 2002, where she was Vice President, Claim Field Operations, responsible for technical claim handling and operations in the field claim offices, and Vice President, Underwriting and Operations, responsible for a small business service center. She began her insurance career with Aetna Life and Casualty as a Liability Claim Representative in New York City. At Aetna, and subsequently Travelers, she held positions of increasing responsibility including Assistant Director responsible for the consolidation of Aetna and Travelers claim field offices. Ms. Ranegar graduated from the University of Pittsburgh with a B.A. in Economics.

Joel S. Weiner
Senior Vice President, Chief Actuary and Strategic Operations
Mr. Weiner joined the Company in February 2009, following the merger of CastlePoint Holdings, Ltd. into the Company. He joined CastlePoint as Vice President in January 2006, was a director from January 2007 through March 2007, and became Chief Financial Officer and Senior Vice President in February 2006. Until the merger, Mr. Weiner was also Chief Financial Officer, Senior Vice President and director of CastlePoint Re since March 2006, and held the same positions at CastlePoint Management Corp. since May 2006. Prior to joining CastlePoint, Mr. Weiner served as Senior Vice President of Tower from January 2004 to April 2006. From January 2002 until December 2003, he was employed as Managing Director at GAB Robins Capital Partners, which provides outsourcing for claim operations. From October 1991 to December 2001, he was employed by the accounting firm PricewaterhouseCoopers LLP, where he led that company’s U.S. middle market insurance consulting practice and advised many property and casualty insurers on strategic issues. He is an Associate member of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Mr. Weiner received his B.S. from Drexel University and his M.B.A. from the Wharton School of the University of Pennsylvania.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 18, 2009 by: (i) each person known to the Company to own beneficially more than 5% of the outstanding common stock; (ii) each of the Company’s Directors and persons referred to in the Summary Compensation Table; and (iii) all of the Directors and executive officers as a group. As used in this table, “beneficially owned” means the sole or shared power to vote or dispose of, or to direct the voting or disposition of, the shares, or the right to acquire such power within 60 days after March 18, 2009 with respect to any shares.

	Shares	Percent
	Beneficially	Beneficially
Name(1)	Owned(2)	Owned

Michael H. Lee(3)	3,362,147	8.2%
Francis M. Colalucci(4)	67,536		*
Charles A. Bryan	11,673		*
William W. Fox, Jr.	3,291		*
Patrick J. Haveron	9,198		*
Gary S. Maier	52,658		*
William A. Robbie	9,570		*
Bruce W. Sanderson	18,151		*
Steven W. Schuster	8,673		*
Robert S. Smith	5,810		*
Jan R. Van Gorder	7,220		*
Austin P. Young, III	9,673		*
Total Directors and Executive Officers	3,661,334	8.9%

*	Less than 1%

(1)	The named stockholders’ business address is 120 Broadway, New York, New York 10271.

(2)	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, unless otherwise noted in the footnotes to this table.

(3)	Includes 90,000 shares issuable upon the exercise of stock options held by Mrs. Helen Lee, Michael H. Lee’s wife, and 75,600 shares issuable upon the exercise of stock options held by Mr. Lee. Mr. Lee has pledged 2,649,609 shares in connection with a loan agreement.

(4)	Includes 10,800 shares issuable upon the exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and Directors and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the copies of such forms received by the Company with respect to fiscal year 2008 or written representations from certain reporting persons during the year ended December 31, 2008, all Section 16(a) filing requirements applicable to the Directors, officers and greater than 10% stockholders were complied with by such persons.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Company’s approach to employee compensation is based upon its pay-for-performance philosophy, which applies both to its Named Executive Officers included in the Summary Compensation Table below and to its employees generally. The Company’s executive compensation program is designed to attract and retain the services of highly qualified executives and to reward and provide incentives for individual performance as well as for overall Company performance. The Company seeks to establish and maintain a performance-driven, entrepreneurial culture that delivers exceptional value to its stockholders, and to attract and reward individuals who fit that culture and reflect the Company’s core values. To attract and retain highly skilled individuals, the compensation program is intended to be competitive with that offered by other employers within the industry that compete with the Company for talent. The Company uses all of the elements of its compensation program together to achieve these various objectives.

The compensation for each Named Executive Officer reflects his level of responsibility, the Company’s performance, achievement of individually established goals, personal contribution to the Company’s success, experience, expertise, knowledge of the Company’s operations and the insurance industry, and marketplace considerations. Other than the Chief Executive Officer, no Named Executive Officer or other officer plays a role in determining compensation for the Named Executive Officers.

Elements of Compensation

The Company’s management compensation program for its Named Executive Officers consists of the following four key elements: (i) base salary; (ii) an annual cash bonus, payable under the Tower Group, Inc. Short Term Performance Incentive Plan (the “Short Term Incentive Plan” or “STIP”) to designated individuals that is intended to qualify for tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); (iii) an annual stock award, granted under the Tower Group, Inc. 2004 Long Term Equity Compensation Plan (the “Long Term Equity Plan” or “LTEP”) to designated individuals that is intended to qualify for tax deductibility under Section 162(m) of the Code; and (iv) retirement income plans, including the Tower Group, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), the Company’s 401(k) Plan with matching Company contribution, and, beginning in 2009, the Tower Group, Inc. Supplemental Executive Retirement Plan (the “SERP”), which are described under “Elements of Compensation — Retirement Income Plans” below. The Company does not generally target any specific allocation among these various elements of compensation for Named Executive Officers or other employees.

Base Salaries. The annual base salary is the fixed element of compensation and is intended to attract and retain high performing executives. The level of base salary for each of the Company’s Named Executive Officers reflects his position and tenure with the Company, the Company’s needs, the Named Executive Officer’s individual performance, achievements and contributions to the Company, amounts paid to executives with comparable experience at peer insurance companies, and the overall financial results of the Company. In 2008, Mr. Lee’s base salary was increased from $500,000 to $550,000, Mr. Colalucci’s base salary was increased from $325,000 to $341,250, Mr. Haveron’s base salary of $350,000 was not increased, Mr. Maier’s base salary was increased from $295,000 to $325,000, and Mr. Sanderson’s base salary was increased from $236,001 to $275,000.

Annual Cash Bonuses. The Named Executive Officers are eligible for annual cash bonuses under the Short Term Incentive Plan. The Compensation Committee reviews at the beginning of each year the various bonus award criteria included in the Short Term Incentive Plan to determine which criteria to use in setting the annual bonus awards under the STIP for that year. The STIP bonus awards are intended to reflect the degree to which the Company meets its annual budget plan. For 2008, the STIP awards were determined with particular emphasis on the degree to which the Company achieved corporate performance targets (the “Basic Bonus Targets”) with respect to four equally weighted components: (1) return on equity (excluding gains and losses realized on investments), (2) growth in gross premiums written and produced, (3) growth in diluted operating earnings per share, and (4) growth in diluted book value per share. For 2008, the mid-point of the Basic Bonus Targets consisted of return on equity (excluding gains and losses realized on investments) of 17.5%; growth in gross premiums written and produced of 4.3%, to $629.1 million; growth in diluted operating earnings per share of 4.5%, to $2.54 per share; and growth in diluted book value per share of 17.5%, to $15.53 per share. The Company’s achievement of the mid-point of all Basic Bonus Targets would entitle the Chief Executive Officer to receive a cash bonus award under the STIP equal to 100% of his base salary. For achievement of less than 100% of the mid-points of the Basic Bonus Targets, the Chief Executive Officer would receive a cash bonus award under the STIP of correspondingly less than 100% of his base salary. For achievement of more than 100% of the mid-points of the Basic Bonus Targets, the Chief Executive Officer would receive a cash bonus award of correspondingly more than 100% of his base salary. Achievement of the designated “low” level of all Basic Bonus Targets (return on equity (excluding gains and losses realized on investments) of 15.0%; growth in gross premiums written and produced of 0%; growth in diluted operating earnings per share of -11.9% to $2.14 per share; and growth in diluted book value per share of 14.5% to $15.14 per share) would not entitle the Chief Executive Officer to receive any cash bonus award under the STIP. Achievement of the designated “high’’ level of all Basic Bonus Targets (return on equity (excluding gains and losses realized on investments) of 20.0%; growth in gross premiums written and produced of 20.0%, to $720 million; growth in diluted operating earnings per share of 21.3% to $2.95 per share; and growth in diluted book value per share of 20.0%, to $15.93 per share) would entitle the Chief Executive Officer to receive a cash bonus award under the STIP equal to 200% of his base salary, which is the maximum bonus award currently permitted by the Compensation Committee under the Short Term Incentive Plan. Achievement of the designated “maximum’’ level of any individual Basic Bonus Target (return on equity (excluding gains and losses realized on investments) of 25%; growth in diluted operating earnings per share to $3.36; and growth in diluted book value per share to $16.33; with no maximum Basic Bonus Target level available for growth in gross premiums written and produced) would result in a calculation for that Basic Bonus Target component of the STIP equal to 250% of the mid-point calculation for such Basic Bonus Target component, subject to the maximum bonus award of 200% of base salary currently permitted by the Compensation Committee under the STIP. For 2008, the Company achieved the following Basic Bonus Target levels: return on equity (excluding gains and losses realized on investments) of 20.7%; growth in gross premiums written and produced to $805.0 million; growth in diluted operating earnings per share to $2.87; and growth in diluted book value per share to $14.20. Based on this performance level, the Compensation Committee determined that Mr. Lee was entitled to receive a bonus award under the STIP equal to 147.13% of his base salary, or $809,235. The Compensation Committee has discretion to adjust downward, but not upward, the annual cash bonus award payable to the Chief Executive Officer under the Short Term Incentive Plan.

With respect to the payment of annual cash bonus awards to Named Executive Officers other than the Chief Executive Officer, the Chief Executive Officer provides recommendations to the Compensation Committee based upon the degree of the Company’s achievement of the Basic Bonus Targets under the STIP and upon his subjective assessment of the performance and contribution of each Named Executive Officer. For each such Named Executive Officer, the target annual cash bonus award is expressed as a target percentage of his base salary (generally no less than 20%) or as a target bonus amount. The Compensation Committee then determines the amount of each Named Executive Officer’s cash bonus award, taking into consideration the recommendation of the Chief Executive Officer as well as the Committee’s own subjective assessment of the performance and contribution of such Named Executive Officer. For a description of the factors considered by the Compensation Committee in making its assessment, see “The Compensation Committee’s Process — Assessment of Individual Performance” and “The Compensation Committee’s Process — Other Named Executive Officers” below. Because the annual cash bonus awards payable to Named Executive Officers other than the Chief Executive Officer are based upon the subjective assessments of the Chief Executive Officer and the Compensation Committee as well as upon the degree of the Company’s achievement of the Basic Bonus Targets under the Short Term Incentive Plan, these awards may vary upwards or downwards from the award amounts calculated under the STIP, subject to the maximum award amounts permitted by the Compensation Committee under the STIP, in the Committee’s discretion. The Compensation Committee believes that the Basic Bonus Targets for annual cash bonus awards under the Short Term Incentive Plan have been set at levels that can be achieved only with significant effort on the part of the Chief Executive Officer and the other Named Executive Officers, and that payment of the maximum bonus award amounts under the STIP would reflect results substantially exceeding expectations.

Reflecting its view that the interests of the Company’s executive officers should be closely aligned with the interests of its stockholders, the Compensation Committee determined, for 2008, to award to Mr. Lee a cash bonus under the Short Term Incentive Plan in an amount equal to 30% of the award that he would have otherwise received as a result of the Company’s level of achievement of the 2008 Basic Bonus Targets, and to award to Mr. Lee an equity grant under the LTEP vesting in two equal installments on the first and second anniversaries of the grant date in an amount equal to the remaining 70% of the award that he would have otherwise received as a result of the Company’s level of achievement of the 2008 Basic Bonus Targets. For the same reason, the Compensation Committee determined, for 2008, to award to each of Messrs. Colalucci and Maier a cash bonus under the Short Term Incentive Plan in an amount equal to 30%, and to award to Mr. Sanderson a cash bonus under the Short Term Incentive Plan in an amount equal to 50%, of the award that such Named Executive Officer would have otherwise received as a result of the Company’s level of achievement of the 2008 Basic Bonus Targets, and to award to each of Messrs. Colalucci, Maier and Sanderson an equity grant under the LTEP vesting in two equal installments on the first and second anniversaries of the grant date in an amount equal to the remaining 70% of the award with respect to Messrs. Colalucci and Maier, and the remaining 50% of the award with respect to Mr. Sanderson, that such Named Executive Officer would have otherwise received as a result of the Company’s level of achievement of the 2008 Basic Bonus Targets. Accordingly, for 2008, Mr. Lee received a cash bonus award under the STIP of $242,770 and an equity grant under the LTEP vesting over two years of $566,465; Mr. Colalucci received a cash bonus award under the STIP of $76,781and an equity grant under the LTEP vesting over two years of $179,156; Mr. Maier received a cash bonus award under the STIP of $64,350 and an equity grant under the LTEP vesting over two years of $150,150; and Mr. Sanderson received a cash bonus award under the STIP of $66,000 and an equity grant under the LTEP vesting over two years of $66,000. Mr. Haveron, who resigned from the Company on February 27, 2009, was awarded a cash bonus under the STIP in the amount of $105,000 and did not receive an equity grant.

The Short Term Incentive Plan supports the Company’s recruitment objectives by enabling the Company to attract qualified new employees. The STIP supports the Company’s retention objectives by providing Named Executive Officers with competitive compensation and appropriate incentives to enhance the profitability and growth of the Company, and by rewarding them for their service and personal contribution to the Company’s success.

Stock-Based Incentives. The Named Executive Officers are eligible for annual long term equity awards under the Long Term Equity Plan. Under the LTEP, stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares may be granted to key employees of the Company, including the Named Executive Officers. The Compensation Committee administers the Long Term Equity Plan and determines awards under the Plan in its discretion. The maximum annual bonus award currently permitted by the Compensation Committee to the Chief Executive Officer or other Named Executive Officer under the Long Term Equity Plan is 200% of his base salary (excluding awards made in settlement of payments earned under any other Company incentive or bonus plans). To provide consistent incentives to its executives, regardless of short-term variations in the price of the Company’s stock, the Compensation Committee approved, with the exception of a restricted stock unit award made to the Chief Executive Officer on March 14, 2008, only restricted stock awards for performance in 2008, 2007 and 2006 under the LTEP. The restricted stock awards approved for 2008 and 2007 performance vest, except as described under “Elements of Compensation — Annual Cash Bonuses” above, in equal annual installments over a four-year period from the date of grant, while the restricted stock awards approved for 2006 performance vest in equal annual installments over a five-year period from the date of grant. The restricted stock unit award made to the Chief Executive Officer on March 14, 2008 vests in equal annual installments over a three-year period on December 31 of 2009, 2010 and 2011. For each such Named Executive Officer, the target annual restricted stock award or restricted stock unit award is expressed as a target percentage of his base salary (generally no less than 20%) or as a target bonus amount. The number of shares received by each Named Executive Officer pursuant to his restricted stock award or restricted stock unit award under the LTEP is determined by dividing the stated value of the award by the price of the Company’s stock (equal to 100% of the average of the highest and lowest prices of the stock) on the date of grant. On March 10, 2009, 43,665 shares of restricted stock were granted, and on March 13, 2009, 24,270 additional shares of restricted stock were granted, under the Long Term Equity Plan to the Named Executive Officers based on their 2008 performance. Although the Company encourages ownership by officers of the Company’s stock through its equity-based awards, it does not currently have any stock ownership requirements for officers. On the occurrence of a change of control of the Company as described below, the options and stock appreciation rights issued under the Long Term Equity Plan become immediately exercisable and the restrictions on restricted stock issued under the Long Term Equity Plan lapse. Historically, the Compensation Committee has awarded shares of restricted stock after the performance period. The Committee considers vesting on a change of control to be appropriate since the awards are essentially earned at the time of grant.

The amount of the restricted stock unit award for the Chief Executive Officer under the LTEP for 2008 was determined by the degree to which the Company achieved the Basic Bonus Targets under the Short Term Incentive Plan. As noted under “Elements of Compensation — Annual Cash Bonuses” above, the Committee believes that such Basic Bonus Targets have been set at levels that can be achieved only with significant effort on the part of the Chief Executive Officer and other Named Executive Officers. For a description of the various considerations relied upon by the Committee in making this determination for the Chief Executive Officer, please see “The Compensation Committee’s Process — Assessment of Individual Performance” and “The Compensation Committee’s Process — Chief Executive Officer” below. For a description of the considerations relied upon by the Compensation Committee in determining the amount of the annual award of restricted stock for the Named Executive Officers other than the Chief Executive Officer under the LTEP for 2008, which are similar to the considerations relied upon by the Committee in determining their annual bonus awards under the Short Term Incentive Plan, please see “The Compensation Committee’s Process — Assessment of Individual Performance” and “The Compensation Committee’s Process — Other Named Executive Officers” below.

The Compensation Committee believes that the Long Term Equity Plan supports the Company’s management compensation program by explicitly aligning the long term interests of the Named Executive Officers and other participating employees with those of the Company’s stockholders, by facilitating the retention of Named Executive Officers and by rewarding the Named Executive Officers for their service and personal contribution to the Company’s success. The Company believes that stock-based incentives emphasize the importance of improving stock price performance and increasing stockholder value over the long term by encouraging executives to own the Company’s common stock.

Retirement Income Plans. The Company’s retirement income plans include the Tower Group, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), the Tower Group, Inc. Supplemental Executive Retirement Plan (the “SERP”) in which, beginning in 2009, the Named Executive Officers and certain other senior officers of the Company are eligible to participate, and the Company’s 401(k) Plan with matching Company contribution, in which all employees are eligible to participate. The Deferred Compensation Plan is a voluntary, non-qualified plan offered, beginning in 2008, to all officers of the Company at the level of Vice President and above and to all of the Company’s Directors. Participants in the Deferred Compensation Plan are able to defer a portion of their current base salary and annual cash bonus, resulting in lower current taxable income and tax-deferred earnings growth on their deferred amounts. Each participant is able to self-direct the investment of his or her account balance from a choice of 18 mutual funds. Currently, nine of the eligible officers and directors of the Company are enrolled in the Deferred Compensation Plan. Of the Named Executive Officers, only Mr. Sanderson currently participates in the Deferred Compensation Plan.

The SERP is a non-qualified defined contribution plan effective as of January 1, 2009 that is intended to enhance retirement benefits for the Company’s most senior executives. In 2009, it is expected that all of the Named Executive Officers, all Senior Vice Presidents, and certain other key executives selected at the discretion of the Compensation Committee will be eligible to participate in the SERP. The Company will make annual contributions to the SERP on behalf of each participant, beginning in 2009, with the amount of the annual contribution for each participant being equal to the product of a percentage of his or her base salary multiplied by his or her number of years of service with the Company, up to a maximum of 30 years. The percentage of base salary is expected to range from 2.0% for the Chief Executive Officer down to 1.0% for certain other participants.

In addition to the Deferred Compensation Plan and the SERP, each Named Executive Officer is eligible to participate in the Company’s 401(k) Plan. The 401(k) Plan provides for the Company to match each participating employee’s annual contributions to the Plan in an amount up to 4% of such employee’s base salary and cash bonus at the matching rate of $.50 per $1.00 contributed, subject to certain matching contribution limits under applicable law. The Company’s matching contributions vest ratably over a five-year period.

Supplemental Benefits. Except as noted below, Named Executive Officers participate in the Company’s health and welfare benefits on the same terms and conditions as other employees. Executive compensation also includes a limited number of supplemental benefits and perquisites for the Company’s key executives. These include a country club membership for the Chief Executive Officer, an automobile allowance for the Chief Executive Officer and, for 2008, the Chief Operating Officer, and a supplemental medical reimbursement plan for executive officers in the annual amount of up to $5,000. The Company believes that its supplemental benefits and perquisites are customary and enhance the Company’s ability to retain talented executives.

The Compensation Committee’s Process

The Compensation Committee of the Board of Directors, working with the Company’s senior management, develops and implements the Company’s executive compensation policies. The Compensation Committee is responsible for the Company’s compensation programs for its Named Executive Officers and for recommending to the Board of Directors the compensation of the Company’s Directors. The Compensation Committee is also responsible for the administration of the Long Term Equity Plan, including designating the recipients, amounts and terms of equity grants.

While the elements of compensation described above are considered separately, the Compensation Committee takes into account the full compensation package offered by the Company to each Named Executive Officer, including healthcare and other benefits.

The Committee conducts its review of executive performance and compensation on an annual basis and generally adjusts base salaries and makes cash bonus and equity-based awards annually in the first calendar quarter of the following year based on this review. This process includes an assessment of the performance of the Company and each Named Executive Officer for the year, and a comparison of each Named Executive Officer’s compensation to market data for executives in similar positions at peer companies of the Company. The Committee engages an independent compensation consultant to compile this market data. Compensation adjustments can be made during the year if circumstances are appropriate, such as when an individual is promoted or takes on additional responsibilities. Equity-based awards may also be made to individuals during the year in which they join the Company.

Assessment of Company Performance. When evaluating Company performance, the Committee considers various measures, including: growth, measured by the increase in gross premiums written and produced; underwriting profit, measured by the Company’s combined ratio; profitability, measured by operating earnings (net income, excluding gains and losses realized on investments, net of tax) and diluted operating earnings per share; and increase in shareholder value, measured by return on average equity (excluding gains and losses realized on investments, net of tax) and diluted book value per share. The Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such Company performance measures collectively compared to the performance of companies in the Company’s peer group and the industry. The Committee also takes into consideration other significant Company events (such as public offerings of the Company’s securities and acquisitions) and general economic conditions (such as recent investment and credit market conditions).

Assessment of Individual Performance. The Compensation Committee considers the individual performance of each Named Executive Officer. With respect to the Chief Executive Officer, the Committee meets in executive session to conduct his performance review based on the measures discussed above, his contribution to the Company’s performance and other leadership accomplishments.

For each of the other Named Executive Officers, the Committee receives a performance assessment and compensation recommendation from the Chief Executive Officer and also exercises its independent judgment based on the Board’s interaction with the Named Executive Officer. Factors that are evaluated to determine each Named Executive Officer’s individual contribution include his or her strategic vision, leadership and management skills, technical skills and judgment in performing his or her tasks. In addition, Named Executive Officers, like all employees, are evaluated on how they reflect the core values of the Company — leadership, passion, hard work, teamwork, innovation, customer service, trust, flexibility, social responsibility and excellence.

Benchmarking against Peer Group. In setting compensation, the Compensation Committee compares the elements of compensation for the Company’s executives against the compensation of executives at a peer group of publicly traded insurance companies of comparable size and complexity. The Committee retains an executive compensation consulting firm to assist it in selecting appropriate peer companies and to obtain and organize the information. The Committee selects the peer group companies after discussions with management and the consulting firm. The Committee compares the Company’s executive compensation program as a whole to the peer group and compares the compensation of individual executives if the positions are sufficiently similar to make the comparison meaningful. The Committee uses the peer group data to ensure that the compensation program, including each component element, is competitive and as one factor in the decision on what compensation levels to set. The peer group used for

2008 consisted of Argo Group International Holdings, Ltd., Harleysville Group Inc., Horace Mann Educators Corporation, The Navigators Group, Inc., ProAssurance Corporation, RLI Corp., Safety Insurance Group, Inc., Selective Insurance Group, Inc., United America Indemnity, Ltd., United Fire & Casualty Company and Zenith National Insurance Corp.

The executive compensation consultant Pearl Meyer & Partners provided reports to the Compensation Committee in October 2008 and February 2009. These reports compared the Company’s compensation program to those of its peer companies and to available compensation surveys, and included salary ranges and commonly used equity-based incentives, structure and mix of compensation, design, and content of annual and long term incentive plans. Since one of the objectives of the Company’s compensation program is to attract and retain talented executives, the Committee generally sets each Named Executive Officer’s compensation at or above the 50th percentile of the range provided in the reports. Similarly, the Committee has determined that the 75th percentile is a reasonable upper boundary on compensation levels. The Committee believes that this compensation range is further supported by the Company’s performance when compared to its peer group. The Company’s total return (change in share price assuming the reinvestment of dividends) has significantly exceeded the average total return of its peer group over the 2006-2008 period. In certain circumstances, the Named Executive Officer’s compensation may fall outside the intended range due to performance or market conditions. Other than providing these reports to the Compensation Committee, Pearl Meyer & Partners played no role in advising the Chief Executive Officer or the Compensation Committee on compensation decisions in 2008.

Chief Executive Officer. Mr. Lee serves as the Company’s Chairman of the Board, President and Chief Executive Officer. In determining Mr. Lee’s compensation for 2008, the Compensation Committee applied the principles outlined above. The Company’s financial performance in 2008 was exceptional as exhibited by the following key measures: (i) the Company’s gross premiums written and produced increased 32.3% from $608.4 million in 2007 to $805.0 million in 2008; (ii) the net combined ratio decreased from 83.8% for 2007 to 82.4% for 2008; (iii) operating earnings increased 18.3% from $56.5 million for 2007 to $66.8 million for 2008; (iv) operating earnings per share increased 18.1% from $2.43 for 2007 to $2.87 for 2008 on a fully diluted basis; (v) the Company’s book value per share increased 7.6% from $13.34 to $14.36; and (vi) the Company’s return on average equity, excluding net realized gains and losses on investments, decreased from 22.6% for 2007 to 20.7% for 2008.

Mr. Lee’s individual performance was likewise evaluated by the Committee to be superior and played the most significant role in the Company’s exceptional performance. Mr. Lee is responsible for developing the Company’s strategies and implementing them through his highly effective leadership of the Company. Mr. Lee’s accomplishments include leading the Company’s profitable growth, notwithstanding the highly challenging market and investment environment in 2008, and overseeing the merger, consummated in February 2009, of CastlePoint Holdings, Ltd. into an indirect, wholly-owned subsidiary of the Company, and the acquisition, also completed in February 2009, of the Hermitage Insurance Group.

Mr. Lee served in 2008 as Chief Executive Officer of both the Company and CastlePoint and was expected to devote his full business time to the Company and to CastlePoint. Accordingly, the Compensation Committee took into consideration Mr. Lee’s dual Chief Executive Officer responsibilities, including the fact that he spent significant time on CastlePoint matters for which he is compensated by CastlePoint, when setting his Company compensation.

The Compensation Committee and Board of Directors determined Mr. Lee’s compensation for 2008 as follows: Mr. Lee received cash compensation of $784,437 for 2008, consisting of an annual salary of $541,667 and a cash bonus of $242,770 under the Short Term Incentive Plan. As described under

“Elements of Compensation — Annual Cash Bonuses” above, for 2008 Mr. Lee received, in lieu of a portion of the cash bonus award that he would otherwise have received under the STIP, an equity grant on March 13, 2009 under the Long Term Equity Plan in the amount of $566,465, which vests in equal annual installments over two years from the date of grant. For the long-term incentive component of his compensation for 2008, Mr. Lee received restricted stock units in the amount of $809,235 on March 10, 2009, pursuant to the restricted stock unit award made to Mr. Lee on March 14, 2008 under the Long Term Equity Plan, which vests in three equal annual installments on December 31 of 2009, 2010 and 2011.

As a result of the Compensation Committee’s expectation that Mr. Lee will devote his full business time to the Company now that the merger of CastlePoint into the Company has been completed, and of the increased size and complexity of the Company following the merger, the Compensation Committee determined that Mr. Lee’s base salary should be increased to $900,000 as of March 1, 2009. The Compensation Committee believes that Mr. Lee’s overall compensation is reasonable when compared with the compensation of chief executive officers of peer group companies, especially in view of the exceptional performance achieved by the Company in 2008.

As described under “Elements of Compensation — Annual Cash Bonuses” above, the Compensation Committee approved an equity award grant to Mr. Lee under the LTEP in lieu of a portion of the cash bonus award that he would otherwise have received under the STIP. Such equity award grant vests over two years, while the restricted stock unit award grant made to Mr. Lee on March 14, 2008 under the LTEP vests over three years, on December 31 of 2009, 2010 and 2011. The Committee believes this mix strikes an appropriate balance between salary and variable compensation arrangements, that it is competitive with the Company’s peer group and consistent with the Company’s compensation policies for employees in general. The STIP and LTEP bonus awards are tied to the Compensation Committee’s evaluation of Mr. Lee’s performance and the Company’s performance and take into consideration the key measures described above. Time-based restricted stock awards provide rewards if Mr. Lee stays with the Company for the required vesting periods, and the benefit to him increases only if the holdings of other stockholders increase in value as well. A large part of Mr. Lee’s overall compensation is thus tied to Company performance and to the creation of stockholder value.

Other Named Executive Officers. The same evaluation of the Company performance applicable to the Chief Executive Officer was used for the other Named Executive Officers as well. On an individual basis, the Compensation Committee reviewed similar individual considerations for those officers. The base salary for each such Named Executive Officer was set by the Compensation Committee at the beginning of 2008. The base salary was set based on the individual’s position and experience, and on peer company and compensation survey information provided to the Committee. The 2008 performance review for each Named Executive Officer other than the Chief Executive Officer began with an evaluation provided by the Chief Executive Officer. The Committee then reviewed the performance of the Named Executive Officer and his contribution to the Company’s performance, and took into consideration compensation information for similar positions at peer companies to arrive at the total compensation package, including the mix of overall compensation. With respect to Mr. Colalucci, the Committee considered his contribution to the merger with CastlePoint, the installation of a new general ledger system for the Company, the development of a new reinsurance accounting system and expense management system, and the continuing enhancement of the Company’s capital model and budget process. Mr. Haveron contributed to the development of the catastrophe exposure management strategy, as well as the improvement of the Company’s information technology and business processes, including managing the migration to a business process outsourcing system and the Company’s business continuity planning. Mr. Maier contributed significantly to the development and implementation of the Company’s policy administration and web product underwriting initiatives to sustain the disciplined growth and underwriting profitability of the Company in the face of challenging market conditions, and the development of the Company’s strategy to manage its catastrophe exposure. Mr. Sanderson contributed to the profitable growth of the Company’s underwriting production and to the strengthening of its field underwriting operations. Based on these considerations, the recommendation of the Chief Executive Officer, the overall financial performance of the Company and the compensation report provided by Pearl Meyer and Partners, the Compensation Committee determined the 2008 short term bonus and long term equity-based compensation and established the 2008 base salary for each Named Executive Officer other than the Chief Executive Officer. As described under “Elements of Compensation — Annual Cash Bonuses” above, the Committee approved an equity award grant under the LTEP to each such Named Executive Officer (other than Mr. Haveron) in lieu of a portion of the cash bonus award that he would otherwise have received under the STIP. Such equity award grant vests over two years from the date of grant. Accordingly, for 2008, each of Messrs. Colalucci, Maier and Sanderson received two equity award grants under the LTEP, one of which vests over two years and the other of which vests over four years. The Committee believes this mix strikes an appropriate balance between salary and variable compensation arrangements, that it is competitive with the Company’s peer group and consistent with the Company’s compensation policies for employees in general. Mr. Colalucci received cash compensation of $415,323 for 2008 (consisting of an annual salary of $338,542 and a cash bonus of $76,781), and restricted stock valued at $179,156 in a two-year equity award grant and $255,937 in a four-year equity award grant. Mr. Maier received cash compensation of $384,350 for 2008 (consisting of an annual salary of $320,000 and a cash bonus of $64,350), and restricted stock valued at $150,150 in a two-year equity award grant and $214,500 in a four-year equity award grant. Mr. Sanderson received cash compensation of $334,500 for 2008 (consisting of an annual salary of $268,500 and cash bonus of $66,000) and restricted stock with a value of $66,000 in a two-year equity award grant and $132,000 in a four-year equity award grant. Mr. Haveron, who resigned from the Company as of February 27, 2009, received cash compensation of $455,000 for 2008 (consisting of an annual salary of $350,000 and a cash bonus of $105,000) and did not receive restricted stock.

Employment Agreements. The Company has entered into employment agreements with certain of its executive officers, including each of the Named Executive Officers other than Mr. Sanderson. The Company enters into employment agreements to attract and retain talented executives. These employment agreements were reviewed in prior years by the Compensation Committee with the assistance of an independent compensation consultant. Based on this review, the Company believes the terms of these agreements are competitive with those entered into by its peer companies. For a description of the employment agreements with Named Executive Officers, see “Summary of Key Agreements” below.

There are no change-in-control agreements or severance agreements between the Company and its Named Executive Officers other than provisions set forth in (i) the employment agreements between the Company and its Named Executive Officers and (ii) the Long Term Equity Plan. For a description of these provisions with respect to the Named Executive Officers, see “Summary of Key Agreements” below.

Tax Considerations. Under Section 162(m) of the Code, annual compensation in excess of $1,000,000 paid to certain executive officers of a publicly held corporation will not be deductible unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Incentive compensation paid to the Company’s executive officers pursuant to the Company’s Short Term Incentive Plan and Long Term Equity Plan currently is intended to qualify for deductibility by the Company under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the Company’s Proxy Statement for the 2009 Annual Meeting.

The Compensation Committee

Charles A. Bryan, Chairman
Steven W. Schuster
Robert S. Smith
Jan R. Van Gorder

SUMMARY COMPENSATION TABLE

The following table sets forth a summary of the compensation paid by the Company to the Chief Executive Officer, the Principal Financial Officer and each of the three other most highly paid executive officers of the Company or its subsidiaries (the “Named Executive Officers”).

							Change in
							Pension
							Value and
						Non-	Nonqualified
						Equity	Deferred	All
Name and				Stock	Option	Incentive	Compensation	Other
Principal Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation	Earnings	Compensation(2)	Total

Michael H. Lee	2008	$541,667	$242,770	$789,503	$59,764	$—	$—	$51,530	$1,685,234
Chairman of the Board	2007	495,209	750,000	586,355	59,764	—	—	48,722	1,940,050
President and Chief	2006	486,927	471,250	418,855	59,674	—	—	48,507	1,485,213
Executive Officer
Francis M. Colalucci	2008	338,542	76,781	104,604	8,525	—	—	18,372	546,824
Senior Vice President	2007	319,168	211,250	73,804	8,525	—	—	16,689	629,436
Chief Financial Officer	2006	286,571	116,004	93,841	8,525	—	—	16,728	521,669
Treasurer and Director
Patrick J. Haveron	2008	350,000	105,000	80,208	—	—	—	27,360	562,568
Senior Vice President	2007	249,039	105,000	40,493	—	—	—	20,557	415,089
Chief Operating Officer	2006	—	—	—	—	—	—	—	—
Gary S. Maier	2008	320,000	64,350	51,675	—	—	—	10,906	446,931
Senior Vice President	2007	290,000	177,000	26,267	—	—	—	9,433	502,700
Chief Underwriting Officer	2006	242,731	106,000	6,450	—	—	—	9,049	364,230
Bruce W. Sanderson	2008	268,500	66,000	46,464	—	—	(741)	10,182	390,405
Managing Vice President,	2007	231,167	94,400	24,727	—	—	—	9,268	359,562
NY & Mid-Atlantic Territory	2006	213,650	62,100	9,113	—	—	—	8,883	293,746

(1)	Represents the SFAS 123R accounting expense of equity awards without regard to forfeiture. See Note 17, “Stock Based Compensation,” in the Notes to the Company’s Consolidated Financial Statements included in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for the assumptions used to determine the compensation costs associated with stock and option awards that the Company expensed in 2008, 2007 and 2006.

(2)	See the All Other Compensation Table for additional information.

ALL OTHER COMPENSATION TABLE

The following table describes each component of the All Other Compensation column in the Summary Compensation Table above.

							Dividends
		Country		Officer	401(k)	Term	on		All
		Club	Car	Medical	Match	Life Ins	Restricted		Other
Name	Year	Dues	Allowance	Reimbursement	Expense	Premium	Stock	Other	Compensation

Michael H. Lee	2008	$10,000	$12,000	$5,000	$9,200	$924	$14,406	$—	$51,530
	2007	8,215	12,000	5,000	9,000	1,043	13,464	—	48,722
	2006	9,964	12,000	5,000	7,500	1,428	12,615	—	48,507
Francis M. Colalucci	2008	—	—	5,000	9,200	924	3,248	—	18,372
	2007	—	—	5,000	9,000	1,043	1,646	—	16,689
	2006	—	—	5,000	8,800	1,428	1,500	—	16,728
Patrick J. Haveron	2008	—	12,000	5,000	7,750	924	1,686	—	27,360
	2007	—	11,246	3,007	4,291	1,318	695	—	20,557
	2006	—	—	—	—	—	—	—	—
Gary S. Maier	2008	—	—	—	7,750	924	2,232	—	10,906
	2007	—	—	—	7,750	961	722	—	9,433
	2006	—	—	—	7,500	1,316	233	—	9,049
Bruce W. Sanderson	2008	—	—	—	7,750	924	1,508	—	10,182
	2007	—	—	—	7,750	782	736	—	9,268
	2006	—	—	—	7,500	1,071	312	—	8,883

GRANTS OF PLAN-BASED AWARDS IN 2008

The following table provides information concerning awards made to the Named Executive Officers under the Company’s 2004 Long Term Equity Compensation Plan in 2008.

		All Other	Grant
		Stock	Date Fair
		Awards:	Value
	Grant	Number	of Stock
Name	Date	of Shares(1)	Awards(1)(4)

Michael H. Lee(2)	03/14/08	32,815	$809,235
Michael H. Lee(3)	03/13/08	30,414	$750,000
Francis M. Colalucci(3)	03/13/08	8,566	211,250
Patrick J. Haveron(5)	03/13/08	4,258	105,000
Gary S. Maier(3)	03/13/08	7,178	177,000
Bruce W. Sanderson(3)	03/13/08	3,828	94,398

(1)	The fair value reported is the average of the high and low price on the date of grant. The restricted shares granted on March 13, 2008 vest: 25% each March 13th in 2009, 2010, 2011 and 2012. The Company pays dividends on unvested outstanding restricted shares.

(2)	Pursuant to the restricted stock unit award made to Mr. Lee on March 14, 2008, Mr. Lee received restricted stock units having a value of $809,235 on March 10, 2009, under the Long Term Equity Plan, which vests in three equal annual installments on December 31st of 2009, 2010 and 2011.

(3)	In addition to the information included above, on March 10, 2009 restricted stock shares with grant date fair values were awarded to all Named Executive Officers (other than Mr. Haveron), except for Mr. Lee whose grant was awarded on March 13, 2009, as follows:

	Restricted
	Stock	Grant Date
Named Executive Officer	Shares(c)	Fair Value(d)

Michael H. Lee	24,270	566,465	(a)
Francis M. Colalucci	7,841	179,156	(b)
Francis M. Colalucci	11,201	255,937	(c)
Gary S. Maier	6,571	150,150	(b)
Gary S. Maier	9,387	214,500	(c)
Bruce W. Sanderson	2,888	66,000	(b)
Bruce W. Sanderson	5,777	132,000	(c)

(a)	The March 13, 2009 restricted shares granted vest: 50% each March 13th of 2010 and 2011.

(b)	The March 10, 2009 restricted shares granted vest: 50% each March 10th of 2010 and 2011.

(c)	The March 10, 2009 restricted shares granted vest: 25% each March 10th of 2010, 2011, 2012 and 2013.

(d)	This amounts reflects the grant date fair value in accordance with SFAS 123R. The Company pays dividends on unvested outstanding restricted stock shares.

(4)	This amount reflects the grant date fair value in accordance with SFAS 123R.

(5)	Of the amount granted, 1,064 restricted stock shares were subject to accelerated vesting on February 27, 2009. Mr. Haveron’s remaining unvested shares were forfeited as of the date of his departure from the Company, on February 27, 2009.

Summary of Key Agreements

Chief Executive Officer Employment Agreement. Under Mr. Lee’s employment agreement, dated as of August 1, 2004, Mr. Lee has agreed to serve as the Company’s Chairman of the Board, President and Chief Executive Officer. Mr. Lee’s term of service under this agreement continues for five years followed by automatic additional one-year terms unless notice not to extend the term is provided by the Company or Mr. Lee at least one year prior to the end of the term. Mr. Lee receives an annual base salary and an annual incentive bonus, to be determined by the Board of Directors, with the target bonus in an amount equal to his annual base salary. Mr. Lee’s salary and target annual bonus are subject to review for increase at the discretion of the Board of Directors or a committee of the Board of Directors. Mr. Lee may also participate in certain executive benefit plans, which may include a paid country club membership up to $10,000 annually and a monthly car allowance up to $1,000. Mr. Lee may also participate in the Company’s long-term incentive plans. On March 1, 2009, Mr. Lee’s base salary was increased to $900,000.

If Mr. Lee’s employment terminates as a result of disability or death, Mr. Lee’s employment agreement automatically terminates, and he or his designated beneficiary or administrator, as applicable, is entitled to accrued salary through the termination date and a prorated target bonus. Additionally, all of Mr. Lee’s stock-based awards will vest and his stock options will remain exercisable for one year after the date his employment terminates (or until the last day of the stock option term, whichever occurs first).

If the Company terminates Mr. Lee’s employment agreement for cause, which includes conviction of, or Mr. Lee’s pleading nolo contendere to, a crime involving moral turpitude or a felony, gross negligence or gross misconduct, all of the Company’s obligations under the agreement cease. Mr. Lee will only be entitled to receive his accrued base salary and all outstanding incentive awards are forfeited. If Mr. Lee voluntarily terminates his employment agreement with the Company without good reason and not due to death, disability or retirement, all of the Company’s obligations under the agreement cease, and Mr. Lee will be entitled to receive his accrued base salary plus a prorated target bonus. In the case of voluntary termination, Mr. Lee will have three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options, and all unvested incentive awards will be forfeited.

If the Company terminates Mr. Lee’s employment without cause or if Mr. Lee terminates his employment with good reason, as defined in the employment agreement, then Mr. Lee is entitled to (i) his accrued base salary and a prorated target bonus, (ii) a cash severance payment equal to 300% of the sum of his annual base salary and the highest annual bonus paid to him within the preceding three years, (iii) the continuation of life, accident and health insurance coverage for three years, and (iv) at least three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options. If the Company terminates Mr. Lee’s employment agreement without cause, or if Mr. Lee terminates his employment with good reason, in anticipation of, or within the 24-month period following, a change of control, as defined in the employment agreement, Mr. Lee is also entitled to receive the foregoing benefits and an immediate vesting of his previously unvested stock awards. The employment agreement also provides for an excise tax gross-up payment if payments received under the agreement and other payments received under other agreements or employee benefit plans result in the imposition of an excise tax under section 4999 of the Code.

If Mr. Lee retires, he receives his accrued base salary, a prorated target bonus, applicable retiree benefits, if any, and vesting of previously unvested stock awards, and his stock options will remain exercisable for the full option term. Mr. Lee will be eligible to retire for purposes of his employment agreement upon attainment of age 55 with 15 years of service.

Mr. Lee is also subject, under the terms of his employment agreement, to non-competition provisions in the states of New York and New Jersey and to non-solicitation provisions for a period of two years after termination of employment, along with ongoing confidentiality and non-disclosure requirements.

Other Named Executive Officers’ Employment Agreements. Under their respective employment agreements, each Named Executive Officer (other than Mr. Sanderson, who does not have an employment agreement with the Company) has agreed to serve in his current position and/or in such other positions as the Company may assign. The term of service under the agreements continues for one year, with the exception of Mr. Haveron whose term is for two years, followed by automatic additional one-year terms unless a notice not to extend the term is provided by the Company or the employee three months, six months or one year (depending on the agreement) prior to the end of the term. The amount of notice required is three months for Mr. Colalucci, six months for Mr. Maier, and one year for Mr. Haveron. Mr. Haveron’s employment with the Company was terminated as of February 27, 2009.

Each Named Executive Officer receives a minimum annual base salary and an annual incentive bonus, to be determined by the Board of Directors, with the target bonus of 20% of the annual base salary for Mr. Colalucci and 30% of the annual base salary for Messrs. Haveron (whose employment with the Company was terminated as of February 27, 2009) and Maier. Each Named Executive Officer’s salary and target annual bonus are subject to review for increase at the discretion of the Board of Directors or a committee of the Board of Directors; however, they cannot be decreased below the salaries and target bonus percentages stated above. Each named executive may also participate in the Company’s long-term incentive plans. Effective March 1, 2009, the current annual base salaries are as follows: Mr. Colalucci — $361,725; Mr. Maier — $337,999; and Mr. Sanderson — $288,750.

If a Named Executive Officer’s employment terminates as a result of disability or death, his employment agreement automatically terminates, and he or his designated beneficiary or administrator, as applicable, is entitled to accrued salary through the termination date and a prorated target bonus. Additionally, all stock-based awards will vest and his stock options will remain exercisable for one year after the date his employment terminates (or until the last day of the stock option term, whichever occurs first).

If the Company terminates the employment of the Named Executive Officer (other than Mr. Sanderson, who does not have an employment agreement with the Company) without cause or if the Named Executive Officer terminates his employment with good reason, as defined in his employment agreement, then the terminated employee is entitled to (i) his accrued base salary and a prorated target bonus, (ii) a cash severance payment equal to 100% of the sum of his annual base salary and his target annual bonus, (iii) the continuation of health and welfare benefits for one year and (iv) three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options. The employment agreement of Mr. Maier also provides for the vesting of outstanding equity-based compensation. If the Company terminates a Named Executive Officer’s employment agreement without cause, or if the Named Executive Officer terminates his employment with good reason, in anticipation of, or within the 24-month period following, a change in control as defined in the employment agreement, the Named Executive Officer is entitled to receive the foregoing benefits and is also entitled to immediate vesting of his previously unvested stock awards. The employment agreements also provide for an excise tax gross-up payment if payments received under the agreement and other payments received under other agreements or employee benefit plans result in the imposition of an excise tax under section 4999 of the Code.

If a Named Executive Officer (other than Mr. Sanderson, who does not have an employment agreement with the Company) retires, he receives his accrued base salary through the retirement date, prorated target bonus, applicable retiree benefits, if any, and vesting of previously unvested stock awards, and his stock options will remain exercisable for the full option term. With the exception of Mr. Colalucci, each named executive officer may retire under the terms of his employment agreement upon attainment of age 55 with 15 years of service. Under the terms of Mr. Colalucci’s employment agreement, he is eligible to receive the above payments and benefits if requested to retire by the Company before he attains age 62 or at his discretion after attaining age 62 and he is currently eligible to retire.

The Named Executive Officers (other than Mr. Sanderson, who does not have an employment agreement with the Company) are also subject under the terms of their respective employment agreements to non-competition provisions in the states of New York and New Jersey and non-solicitation provisions for a period of six months or one year after the termination of their employment, along with ongoing confidentiality and non-disclosure requirements.

In the “Potential Payments Upon Termination of Employment or Change of Control” table below, amounts are not provided for the financial effect of a termination for cause, as defined in each Named Executive Officer’s employment agreement, because the Named Executive Officers are not entitled to further benefits or compensation following such a termination.

2004 Long Term Equity Compensation Plan. On the occurrence of a change of control, options issued under the 2004 Long Term Equity Plan become immediately exercisable and the period of restriction for any restricted stock issued under the LTEP lapses. A change in control is defined under the Long Term Equity Plan to mean any of the following events: (a) any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as the ownership of stock of the Company) that is not on August 26, 2004 the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company’s then outstanding securities becomes after August 26, 2004 the beneficial owner, directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company’s then outstanding securities; (b) individuals who, as of August 26, 2004, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of the Company, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this definition, considered as though such person were a member of the Incumbent Board; (c) consummation of a merger, consolidation, reorganization, share exchange or similar transaction (a “Transaction”) of the Company with any other entity, other than (i) a Transaction that would result in the voting securities of the Company outstanding immediately prior thereto directly or indirectly continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or a parent company) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity or parent company outstanding immediately after such Transaction or (ii) a Transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 20% of the combined voting power of the Company’s then outstanding securities; (d) the sale, transfer or other disposition (in one transaction or a series of related transactions) of more than 50% of the operating assets of the Company; or (e) the approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Company.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

The following table sets forth information for each Named Executive Officer with respect to his outstanding equity awards as of December 31, 2008.

	Option Awards					Stock Awards
		Number of	Number of					Market
		Securities	Securities				Number of	Value of
		Underlying	Underlying			Stock	Shares of	Shares of
	Option	Unexercised	Unexercised	Option	Option	Award	Stock That	Stock That
	Grant	Options	Options	Exercise	Expiration	Grant	Have Not	Have Not
Name	Date	Exercisable	Unexercisable	Price	Date	Date	Vested	Vested

Michael H. Lee(1)	01/01/01	90,000		$2.78	01/01/11
Michael H. Lee(2)	09/29/04	75,600	18,900	8.50	09/29/14
Michael H. Lee(2)						03/31/06	9,115	257,134
Michael H. Lee(2)						03/01/07	22,116	623,892
Michael H. Lee(3)(4)						03/13/08	30,414	857,979
Francis M. Colalucci(2)	09/29/04	10,800	2,700	8.50	09/29/14
Francis M. Colalucci(2)						03/31/06	1,708	48,183
Francis M. Colalucci(2)						03/01/07	5,012	141,389
Francis M. Colalucci(3)						03/13/08	8,566	241,647
Patrick J. Haveron(5)(6)						04/10/07	3,707	104,574
Patrick J. Haveron(3)(7)						03/13/08	4,258	120,118
Gary S. Maier(2)						03/31/06	1,120	31,595
Gary S. Maier(2)						03/01/07	2,604	73,459
Gary S. Maier(3)						03/13/08	7,178	202,491
Bruce W. Sanderson(2)						09/29/04	630	17,772
Bruce W. Sanderson(2)						03/31/06	911	25,699
Bruce W. Sanderson(2)						03/01/07	1,528	43,105
Bruce W. Sanderson(3)						03/13/08	3,828	107,988

(1)	These options are held by Mrs. Helen Lee, Mr. Lee’s wife. These options were fully vested on grant date.

(2)	Vest 20% per year on each grant date anniversary.

(3)	Vest 25% per year on each grant date anniversary.

(4)	Excludes the restricted stock units having a value of $809,235 issued to Mr. Lee on March 10, 2009 pursuant to the restricted stock unit award made to Mr. Lee on March 14, 2008 under the Long Term Equity Plan, which vests in three equal annual installments on December 31 of 2009, 2010 and 2011.

(5)	Vest 33% per year on each grant date anniversary.

(6)	Of the outstanding amount, 1,853 restricted stock shares were subject to accelerated vesting on February 27, 2009. The remaining unvested shares were forfeited as of such date following Mr. Haveron’s departure from the Company.

(7)	Of the outstanding amount, 1,064 restricted stock shares were subject to accelerated vesting on February 27, 2009. The remaining unvested shares were forfeited as of such date following Mr. Haveron’s departure from the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to the Company’s equity compensation plans as of December 31, 2008.

	Number of securities to	Weighted average
	be issued upon exercise	exercise price of	Number of securities
	of outstanding options,	outstanding options,	remaining available for
Plan Category	warrants and rights	warrants and rights	future issuance

Equity compensation plans approved by security holders	294,763	$5.84	1,776,653
Equity compensation plans not approved by security holders	—	—	—

Total	294,763	$5.84	1,776,653

OPTION EXERCISES AND STOCK VESTED IN 2008

The following table sets forth information for each Named Executive Officer with respect to stock options that were exercised and restricted shares that vested, and the value realized on such exercise or vesting, during 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise	Vesting	Vesting

Michael H. Lee(1)	—	$—	5,529	$131,120
Michael H. Lee(2)	—	—	32,972	774,018
Michael H. Lee(3)	—	—	3,038	78,046
Francis M. Colalucci(4)	—	—	1,254	29,739
Francis M. Colalucci(5)	—	—	2,000	51,380
Francis M. Colalucci(6)	—	—	570	14,643
Patrick J. Haveron(7)	—	—	1,854	47,629
Gary S. Maier(8)	—	—	652	15,462
Gary S. Maier(9)	—	—	373	9,582
Bruce W. Sanderson(10)	—	—	630	15,870
Bruce W. Sanderson(11)	—	—	304	7,299
Bruce W. Sanderson(12)	—	—	382	9,059

(1)	On March 15, 2008 Mr. Lee acquired 5,529 shares with a market price of $23.72 upon the lapse of Restricted Stock Shares.

(2)	On May 5, 2008 Mr. Lee acquired 32,972 shares with a market price of $23.48 upon the lapse of Restricted Stock Shares.

(3)	On March 28, 2008 Mr. Lee acquired 3,038 shares with a market price of $25.69 upon the lapse of Restricted Stock Shares.

(4)	On March 15, 2008 Mr. Colalucci acquired 1,254 shares with a market price of $23.72 upon the lapse of Restricted Stock Shares.

(5)	On March 28, 2008 Mr. Colalucci acquired 2,000 shares with a market price of $25.69 upon the lapse of Restricted Stock Shares.

(6)	On March 28, 2008 Mr. Colalucci acquired 570 shares with a market price of $25.69 upon the lapse of Restricted Stock Shares.

(7)	On March 28, 2008 Mr. Haveron acquired 1,854 shares with a market price of $25.69 upon the lapse of Restricted Stock Shares.

(8)	On March 15, 2008 Mr. Maier acquired 652 shares with a market price of $25.69 upon the lapse of Restricted Stock Shares.

(9)	On March 28, 2008 Mr. Maier acquired 373 shares with a market price of $25.69 upon the lapse of Restricted Stock Shares.

(10)	On March 27, 2008 Mr. Sanderson acquired 630 shares with a market price of $25.19 upon the lapse of Restricted Stock Shares.

(11)	On June 16, 2008 Mr. Sanderson acquired 304 shares with a market price of $24.01 upon the lapse of Restricted Stock Shares.

(12)	On March 15, 2008 Mr. Sanderson acquired 382 shares with a market price of $25.72 upon the lapse of Restricted Stock Shares.

NONQUALIFIED DEFERRED COMPENSATION FOR 2008

The following table sets forth information for each Named Executive Officer with respect to his contribution in 2008, if any, to the Company’s Deferred Compensation Plan.

Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions	Contributions	Earnings	Withdrawals/	December 31,
Name	in 2008	in 2008	in 2008	Distributions	2008

Michael H. Lee	$—	$—	$—	$—	$—
Francis M. Colalucci	—	—	—	—	—
Patrick J. Haveron	—	—	—	—	—
Gary S. Maier	—	—	—	—	—
Bruce W. Sanderson(1)	6,875	—	(741)	—	6,134

(1)	Contributions were invested in Fidelity VIP Freedom 2020 fund.

POTENTIAL PAYMENTS UPON TERMINATION OF
EMPLOYMENT OR CHANGE OF CONTROL

The following table provides information with respect to potential payments to the Company’s Named Executive Officers upon termination of their employment without cause by the Company or for good reason by the Named Executive Officers as these terms are defined in their respective employment agreements described under “Summary of Key Agreements” above. The table assumes a date of termination of December 31, 2008.

		Voluntary
		Termination for
		Good Reason or
	Voluntary	Involuntary
	Termination for	Termination
	Good Reason	Without Cause		Voluntary
	or Involuntary	Following a		Retirement /
	Termination	Change in	Change in	Disability /
Name	Without Cause	Control	Control	Death

Michael H. Lee
Cash severance payment	$4,650,000	$4,650,000	$—	$—
Contractual retirement / disability / death payment	—	—		750,000
Acceleration of equity award vesting	—	2,111,524	2,111,524	2,111,524
Present value of continuing benefits as of December 31, 2008	53,859	53,859	—	—
Excise tax gross-up	—	1,394,732	—	—

Total termination benefits	$4,703,859	$8,210,116	$2,111,524	$2,861,524

Francis M. Colalucci
Cash severance payment	$763,750	$763,750	$—	$—
Contractual disability /death payment	—	—	—	211,250
Acceleration of equity award vesting	—	484,435	484,435	484,435
Present value of continuing benefits as of December 31, 2008	13,024	13,024	—	—
Excise tax gross-up	—	—	—	—

Total termination benefits	$776,774	$1,261,209	$484,435	$695,685

		Voluntary
		Termination for
		Good Reason or
	Voluntary	Involuntary
	Termination for	Termination
	Good Reason	Without Cause		Voluntary
	or Involuntary	Following a		Retirement /
	Termination	Change in	Change in	Disability /
Name	Without Cause	Control	Control	Death

Patrick J. Haveron
Cash severance payment	$560,000	$560,000	$—	$—
Contractual disability /death payment	—	—		105,000
Acceleration of equity award vesting	—	224,693	224,693	224,693
Present value of continuing benefits as of December 31, 2008	17,424	17,424	—	—
Excise tax gross-up	—	—	—	—

Total termination benefits	$577,424	$802,117	$224,693	$329,693

Gary S. Maier
Cash severance payment	$674,000	$674,000	$—	$—
Contractual disability /death payment	—	—	—	177,000
Acceleration of equity award vesting	307,545	307,545	307,545	307,545
Present value of continuing benefits as of December 31, 2008	17,953	17,953	—	—
Excise tax gross-up	—	—	—	—

Total termination benefits	$999,498	$999,498	$307,545	$484,545

Bruce W. Sanderson
Cash severance payment	$228,650	$228,650	$—	$—
Contractual disability /death payment	—	—	—	—
Acceleration of equity award vesting	—	—	—	—
Present value of continuing benefits as of December 31, 2008	—	—	—	—
Excise tax gross-up	—	—	—	—

Total termination benefits	$228,650	$228,650	$—	$—

DIRECTOR COMPENSATION FOR 2008

The following table sets forth the total compensation paid to each independent Board member in 2008.

	Fees Earned
	or Paid	Stock
Name	in Cash(2)	Awards(1)	Total

Charles A. Bryan	$171,875	$38,753	$210,628
William W. Fox, Jr.	163,625	38,753	202,378
Steven W. Schuster	213,625	38,753	252,378
Austin P. Young, III	176,125	38,753	214,878

(1)	Represents the 2008 SFAS 123R accounting expense of equity awards without regard to forfeiture assumptions. See Note 17, “Stock Based Compensation,” in the Notes to the Company’s Consolidated Financial Statements included in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for the assumptions used to determine the compensation costs associated with stock awards that the Company expensed in 2008. As of December 31, 2008, Messrs. Bryan, Fox, Schuster and Young each held 1,492 restricted stock shares that will vest on April 4, 2009.

(2)	Includes payments for work done on the special committee of the Board for Mr. Bryan of $87,500, Mr. Fox of $88,500, Mr. Shuster of $133,500 and Mr. Young of $88,500.

Independent Director Compensation

Directors’ compensation is intended to attract and retain well-qualified and dedicated independent directors. Fees paid to independent directors are designed to compensate Directors for time spent on Company matters. Stock-based awards are designed to align the Directors’ interests with those of the Company’s stockholders and to remain competitive with other companies in attracting and retaining well-qualified directors. Currently, non-employee Directors receive annual cash compensation of $25,000 plus $1,500 for each Board of Directors meeting attended and $1,125 for each Committee meeting attended. In addition, the Audit Committee chairman receives an annual fee of $10,000, the Compensation Committee chairman receives an annual fee of $9,000, and the Corporate Governance and Nominating Committee chairman receives an annual fee of $4,000. In April 2008, each Director was also granted $40,000 in fair value of restricted stock, which vests on the first anniversary of the date of grant. Directors are reimbursed for expenses of traveling to and from Board and committee meetings. In addition to the standing committees described above, the Board also creates special or temporary committees to address certain unique issues or transactions as the Board deems appropriate. The fees for the special committees can vary depending on the effort and time commitment required of the committee members. In 2008, the Board established a special committee, consisting of its independent directors, in connection with the negotiation of the merger of CastlePoint into the Company. Mr. Schuster was appointed to chair this special committee. The fees paid to Directors for participation on this special committee are included in the Director Compensation table above.

Effective as of the date of the 2009 annual meeting, the Board has revised the compensation of independent Directors to provide for the payment of an annual retainer consisting of $36,000 in cash and $45,000 in restricted stock, which vests on the first anniversary of the date of grant. Each Director will also be paid $8,000 for each two-day set of quarterly Board and committee meetings, and $11,000 for each three-day set of quarterly Board and committee meetings, that he attends in person. For attendance at each Board meeting other than the four quarterly meetings, each Director will receive $2,000. For each committee meeting other than the four quarterly meetings, each Audit Committee member will receive $1,500 and each member of the Compensation Committee, Corporate Governance and Nominating Committee and Investment Committee will receive $1,000. In addition, the Audit Committee chairman will receive an annual fee of $15,000, the Compensation Committee chairman will receive an annual fee of $11,500, and the Corporate Governance and Nominating Committee and Investment Committee chairmen will each receive an annual fee of $9,000.

AUDIT COMMITTEE REPORT

The Audit Committee (the “Committee”) has been appointed by the Board of Directors to assist the Board of Directors in fulfilling its responsibility to oversee the financial affairs, risk management, accounting and financial reporting processes and audits of the financial statements of the Company. The Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Committee. The charter is available on the Company’s website at www.twrgrp.com. The Committee has furnished the following report for 2008.

Management has the primary responsibility for establishing and maintaining adequate internal financial control for preparing the financial statements and for the public reporting process. Johnson Lambert & Co. LLP, the Company’s 2008 independent registered public accounting firm, is responsible for expressing its opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

The Committee has reviewed and discussed with management and with the independent registered public accounting firm the audited financial statements for the year ended December 31, 2008 and Johnson Lambert & Co. LLP’s evaluation of the Company’s internal control over financial reporting. The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the standards adopted or referenced by the Public Company Accounting Oversight Board (“PCAOB”) and SEC Rule 2-07, Communications with Audit Committees, as currently in effect.

The Committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Committee concerning independence, and has discussed with the independent registered public accounting firm that firm’s independence. The Committee has also considered the compatibility of the provision for non-audit services with the independent registered public accounting firm’s independence.

Based on the Committee’s reviews and discussions referred to above, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

This report is provided by the following independent directors, who constitute the Committee:

Austin P. Young, III, Chairman
Charles A. Bryan
William W. Fox, Jr.
William A. Robbie

PRE-APPROVAL POLICY FOR SERVICES OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANT

The Audit Committee is required to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, both as to the permissibility of the auditors performing such services and the amount of fees to be paid in connection therewith, subject to certain de minimis exceptions for which the Audit Committee’s approval is required before completion of the audit. The Audit Committee may delegate pre-approval authority to one or more of its members when appropriate, provided that the decisions of such members to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. Policies and procedures for the pre-approval of audit and permissible non-audit services must be detailed as to the particular service. The Audit Committee must be informed of each service rendered pursuant to any such policies or procedures.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT’S FEES

The aggregate fees billed for professional services by Johnson Lambert & Co. LLP in 2008 and 2007 for these various services were:

Type of Fees	2008(1)	2007

Audit fees	$1,919,000	$2,042,000
Audit-related fees	46,000	46,000
Tax fees	—	—
All other fees	—	—

Total	$1,965,000	$2,088,000

(1)	Estimate

In the above table, in accordance with the SEC’s definitions and rules, “Audit fees” are fees and out-of-pocket expenses that are billed or expected to be billed by Johnson Lambert & Co. LLP for the audit of annual financial statements included in the Form 10-K, the review of financial statements included in the Form 10-Qs, the audit of internal control in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the review of comfort letters, the preparation of consents and the completion of statutory audits.

“Audit-related fees” are fees billed for employee benefit plan audits. “Tax fees” are fees billed for tax compliance, tax advice and tax planning. “All other fees” are for any services not included in the first three categories.

The Audit Committee retained Johnson Lambert & Co. LLP to audit the consolidated financial statements and internal controls over financial reporting for 2008. In addition, the Audit Committee retained Johnson Lambert & Co. LLP as well as other accounting firms to provide other auditing and advisory services in 2008. When Johnson Lambert & Co. LLP’s proposed services are consistent with the Securities and Exchange Commission’s rules on auditor independence and other applicable laws, the Audit Committee considers whether Johnson Lambert & Co. LLP is best positioned to provide these services efficiently. The Audit Committee has also adopted procedures to pre-approve all non-audit related work performed by Johnson Lambert & Co. LLP. Specifically, the Audit Committee has pre-approved the use of Johnson Lambert & Co. LLP to perform procedures with respect to the Company’s registration statements filed with the Securities and Exchange Commission.

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to the stockholders’ ratification, the Audit Committee has appointed the firm of Johnson Lambert & Co. LLP, which served as the Company’s independent registered public accounting firm for 2008, to serve as the Company’s independent registered public accounting firm for 2009. If the stockholders do not ratify this appointment by the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting, other independent registered public accounting firms will be considered by the Audit Committee.

A representative of Johnson Lambert & Co. LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if the representative desires to do so. The representative is also expected to be available to respond to appropriate questions.

The Board of Directors Recommendation.

The Board of Directors recommends a vote “FOR” this proposal.

STOCKHOLDER PROPOSALS

Any stockholder proposal intended to be presented at the 2010 Annual Meeting must be received at the Company’s principal executive office by December 1, 2009 for consideration for inclusion in the Company’s proxy statement and form of proxy related to that meeting. The proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

TOWER GROUP, INC. 120 BROADWAY, 31ST FLOOR NEW YORK, NY 10271	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TWRGR1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TOWER GROUP, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote “FOR” the following.		☐	☐	☐
1.	Election of Class II Directors with terms expiring in 2012:

Nominees: 01) Jan R. Van Gorder 02) Austin P. Young, III

		For	Against	Abstain

2.	Ratify the appointment of Johnson Lambert & Co. LLP as the Company’s independent registered public accounting firm for the year 2009.	☐	☐	☐

3.	Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

TWRGR2

TOWER GROUP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF TOWER GROUP, INC.
The undersigned hereby appoints Michael H. Lee, Francis M. Colalucci and Elliot S. Orol, and each of them, proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Stockholders of Tower Group, Inc. to be held at 10:00 a.m., Eastern Time, on Thursday, May 14, 2009, at the Millenium Hilton Hotel, 55 Church Street, New York, NY 10007, and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.
ANNUAL MEETING OF STOCKHOLDERS MAY 14, 2009
When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted FOR Proposals 1 and 2. The full text of the proposals and the position of the Board of Directors on each appear in the Proxy Statement and should be reviewed prior to voting.
IMPORTANT: YOUR VOTE IS IMPORTANT. PLEASE VOTE THE SHARES TODAY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed on the other side)